Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 28 DATED MARCH 11, 2014
TO THE PROSPECTUS DATED FEBRUARY 6, 2013

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated February 6, 2013, as supplemented by supplement no. 21 dated January 10, 2014, supplement no. 22 dated January 10, 2014, supplement no. 23 dated February 4, 2014, supplement no. 24 dated February 19, 2014, supplement no. 25 dated February 20, 2014, supplement no. 26 dated March 3, 2014 and supplement no. 27 dated March 6, 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering and termination date of the primary initial public offering;

•	the declaration of distributions for April 2014 through May 2014;

•	updated risks related to an investment in us;

•	information regarding the net tangible book value of our shares;

•	information regarding our share redemption program and the amendment and restatement of our share redemption program;

•	the amendment and restatement of our dividend reinvestment plan (which is included as Appendix A to this supplement);

•	an amendment to our advisory agreement;

•	information regarding our indebtedness;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our annual report on Form 10-K for the year ended December 31, 2013; and

•	our audited financial statements and the notes thereto for the year ended December 31, 2013.
Status of the Offering
We commenced this offering of 280,000,000 shares of common stock on October 26, 2010. As of March 10, 2014, we had sold 76,660,543 shares of common stock in this offering for gross offering proceeds of $762.6 million, including 2,523,237 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $24.0 million.
As of March 10, 2014, there were 203,339,457 shares of common stock available for sale in this offering, including 77,476,763 shares under our dividend reinvestment plan.
We extended the closing date of this primary initial public offering until the earlier of the sale of all 200,000,000 shares, April 24, 2014 or the date the registration statement relating to our proposed follow-on offering (the “Follow-on Offering”) is declared effective by the Securities and Exchange Commission (the “SEC”).
We now believe that this primary initial public offering will terminate on April 24, 2014.  We recommend that subscriptions with all related documents be dated and received, in good order with funds on or before April 22, 2014.  Significant efforts will be made to process subscription documents received after this date; however, these subscriptions will be processed on a best efforts basis. We cannot accept any subscriptions or funds, regardless of the date of the documents, after April 24, 2014.
We have filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. We can give no assurance that we will commence or complete the Follow-on Offering. Our offering stage will depend on a number of considerations, including the composition of our portfolio and opportunities in the market for real estate investments. We will continue to monitor these factors and we may adjust the termination date of our offering stage as necessary should these factors change.

We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of the offering stage for our primary offering. In some states, we will need to renew the registration statement or file a new registration statement to continue the dividend reinvestment plan offering.
We may terminate this primary offering or the offering under our dividend reinvestment plan at any time.
Distributions Declared
On March 5, 2014, our board of directors declared distributions based on daily record dates for the period from April 1, 2014 through April 30, 2014, which we expect to pay in May 2014, and distributions based on daily record dates for the period from May 1, 2014 through May 31, 2014, which we expect to pay in June 2014. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan.
Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share.
Risk Factors
The following risk factors supplement, supersede and/or replace the risk factors appearing in the prospectus and in supplement no. 22.
Because no public trading market for our shares currently exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.
Our charter does not require our directors to seek stockholder approval to liquidate our assets and dissolve by a specified date, nor does our charter require our directors to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, our stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase standards. Any sale must comply with applicable state and federal securities laws. Our charter prohibits the ownership of more than 9.8% of our stock by any person, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares to us, and our board of directors could amend, suspend or terminate our share redemption program upon 30 days’ notice, provided that we may increase or decrease funding available for the redemption of shares pursuant to our share redemption program upon 10 business days’ notice. We describe the restrictions of our share redemption program in detail under “Share Redemption Program” below. Therefore, it will be difficult for our stockholders to sell their shares promptly or at all. If our stockholders are able to sell their shares, they will likely have to sell them at a substantial discount to their public offering price. It is also likely that our stockholders’ shares will not be accepted as the primary collateral for a loan. Investors should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time because of the illiquid nature of our shares.
Continued disruptions in the financial markets and uncertain economic conditions could continue to adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.
We had initially expected to allocate approximately 30% of our portfolio to, and had expected that, once we had fully invested the proceeds from our public offerings, approximately 20% to 40% of our portfolio would consist of investments in other real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. However, due to current markets conditions for the types of real estate-related investments that we had intended to target, such as first mortgage loans, and opportunities for investments in core properties, we currently may not make any significant investments in real estate-related investments, and we now expect our primary investment focus to be core properties. We currently expect to allocate between 0% and 20% of our portfolio to real estate-related investments once we have fully invested the proceeds from our offering stage.
The returns available to investors in investments in commercial mortgage loans and other real estate-related debt investments are determined by: (i) the supply and demand for such investments; (ii) the terms we are able to negotiate for our investments; (iii) the performance of the assets underlying the investments; and (iv) the existence of a market for such investments, which includes the ability to sell or finance such investments.
During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.

The Federal Reserve has maintained an accommodative monetary policy since the introduction of QE and the TARP in October of 2008. Using the U.S. treasury balance sheet to purchase U.S. treasury bonds and mortgage backed securities, the Federal Reserve has injected trillions of U.S. dollars into the global financial markets. At this point in time, it is unclear what the final cost or impact of this program will be, but commentators believe that the U.S. economy has emerged from the recent recession. In December 2013, the speculation as to the possible end of QE programs was finally ended with the announcement by the Federal Reserve of the tapering of government purchases of U.S. treasury securities and U.S. agency mortgages. The tapering of these purchases has led to increased volatility in the emerging markets which has, in turn, triggered a global repricing of financial assets that has impacted stocks, bonds (both corporate and sovereign) and currencies.
The U.S. dollar has remained a safe haven currency and the U.S. commercial property markets have benefitted from an inflow of foreign capital. Gateway markets such as New York City and San Francisco continue to benefit from a strong bid for commercial properties. Over the past two years, transaction volumes increased and the re-emergence of the CMBS market and the availability of debt capital have contributed to the ongoing economic recovery. This trend continued into 2014 and the U.S. commercial real estate market has gained favor as an alternative investment. Looking forward, however, the recovery in commercial real estate is expected to remain uneven across geographies and among property types.
Continued disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.
While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. Currently, both the investing and leasing environments are highly competitive. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in decreases in cash flows. Historically low interest rates could help offset some of the impact of these potential decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. Recently, interest rates have become more volatile as the capital markets have begun to react to the end of QE.
The U.S. residential real estate market has been recovering. Low interest rates, pent-up demand from the consumer sector and the introduction of institutional investors in the form of buy-to-rent portfolios have all contributed to a broad recovery of home prices. Some markets have recovered to pre-recession levels, but the majority of U.S. housing markets still have not recaptured the lost equity experienced during the recent recession, which weighs on consumer confidence. Impediments to a continued recovery in this market include rising interest rates, more stringent underwriting standards for borrowers and a potential slowdown in demand by institutional investors. In addition, as referenced above, the Federal Reserve’s QE program, which peaked at $40 billion a month in purchases of mortgage backed securities, is slowly being scaled down. It is anticipated that the removal of the Federal Reserve’s purchases in the mortgage backed securities market will contribute to the increase in the cost of future mortgage financings.
Overall, despite indications of recovery both in the United States and abroad, uncertainties abound. China’s export-based economy has slowed and Japan has embarked upon a large scale QE program of its own in 2013. In the United States, the Federal Reserve announced the tapering of the current QE program which, when combined with the highly adversarial political climate at the federal level, led to high levels of uncertainty and increased volatility in the capital markets. In the short-term, these conditions are expected to continue and, combined with a challenging macroeconomic environment, may interfere with the implementation of our business strategy and/or force us to modify it.
We have relied on debt financing to finance our real estate properties and we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our existing indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, which has the potential of negatively impacting the value of our assets.

Further disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments. Lending activity only recently increased; however, it remains uncertain whether the capital markets can sustain the current transaction levels. Any disruption to the debt and capital markets could result in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	the value of collateral securing our loan investments could decrease below the outstanding principal amounts of such loans;

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revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing; and/or

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revenues generated by the properties and other assets underlying our loan investments could decrease, making it more difficult for the borrowers to meet their payment obligations to us, which could in turn make it more difficult for us to pay distributions or meet our debt service obligations on debt financing.

All of these factors could reduce our stockholders’ return and decrease the value of an investment in us.
Based on sales volume to date, we do not believe that we are likely to raise the maximum offering amount in this offering, and we have filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. We can give no assurance that we will commence or complete the Follow-on Offering. If we are unable to raise substantial proceeds in our public offerings, we will not be able to invest in as diverse a portfolio of properties as we otherwise would, which may cause the value of your investment in us to vary more widely with the performance of specific assets and cause our general and administrative expenses to constitute a greater percentage of our revenue. Raising fewer proceeds, therefore, could increase the risk that you will lose money in your investment.
Our common stock is being offered on a “best efforts” basis in this offering and will be offered on a best efforts basis in the Follow-on Offering, meaning that our dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of our shares. As a result, there is no assurance that we will raise significant proceeds in our public offerings. If we are unable to raise substantial proceeds, we will make fewer additional investments resulting in less diversification in terms of the type, number, size and geographic location of investments that we make. In that case, the likelihood that any single property’s performance would adversely affect our profitability will increase. If most of our properties are located in a single geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate market in that area. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our public offerings. Our inability to raise substantial proceeds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to pay distributions to you.
If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on our assets and our ability to pay distributions than if we had a diversified investment portfolio.
While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria. Therefore, our investments may at times be concentrated in certain asset types or in a limited number of geographic locations, or secured by assets concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in limited geographic regions, types of assets, industries or business sectors, downturns relating generally to such region, type of asset, industry or business sector may result in defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly limit our ability to pay distributions to you.
As of March 3, 2014, a significant portion of our real estate properties and the collateral securing our real estate loan receivable were located in Illinois, Texas and Utah. As such, the geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the Illinois, Texas and Utah real estate markets. Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect our operating results and our ability to make distributions to you.

We acquired 500 West Madison on December 16, 2013. A significant percentage of our assets is invested in 500 West Madison and the value of our stockholders’ investment in us will fluctuate with the performance of this investment.
As of December 31, 2013, 500 West Madison represented approximately 32% of our total assets and represented approximately 30% of our total annualized base rent. Further, as a result of this acquisition, the geographic concentration of our portfolio makes us particularly susceptible to adverse economic developments in the Chicago real estate market. Any adverse economic or real estate developments in this market, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect our operating results and our ability to make distributions to our stockholders.
We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operations. To the extent that we pay distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Our organizational documents permit us to pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. We have paid distributions in part from financings (including with an advance from KBS Capital Advisors, LLC, our advisor, that we have repaid with debt financing) and expect that in the future we may not pay distributions solely from our cash flow from operations, in which case distributions may be paid in whole or in part from debt financing. We may also fund such distributions from the sale of assets or from the maturity, payoff or settlement of debt investments. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flow from operations in future periods. To the extent that we pay distributions from sources other than our cash flow from operations, we will have fewer funds available with which to make real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we may fund from sources other than from cash flow from operations.
During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operations.
For the year ended December 31, 2013, we paid aggregate distributions of $26.2 million, including $13.8 million of distributions paid in cash and $12.4 million of distributions reinvested through our dividend reinvestment plan. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $20.2 million (77%) of cash flow from operations and $6.0 million (23%) of debt financing. For the year ended December 31, 2013, our cash flow from operations to distributions paid coverage ratio was 77% and our funds from operations to distributions paid coverage ratio was 52%. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Funds from Operations and Modified Funds from Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Distributions” below.
We may change our targeted investments without stockholder consent.
We had initially expected to allocate approximately 70% of our portfolio to, and had expected that, once we had fully invested the proceeds from our public offerings, approximately 60% to 80% of our portfolio would consist of, investments in core properties. We also had expected to allocate approximately 30% of our portfolio to, and had expected that, once we had fully invested the proceeds from our public offerings, approximately 20% to 40% of our portfolio would consist of, investments in: other real estate-related investments such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies.
However, due to current market conditions for the types of real estate-related investments that we had intended to target, such as first mortgage loans, and opportunities for investments in core real estate properties, we currently may not make any significant investments in real estate-related investments, and we now expect our primary investment focus to be core real estate properties. We currently expect to allocate between 0% and 20% of our portfolio to real estate-related investments once we have fully invested the proceeds from our offering stage. If we make investments in other public companies, we do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time.

Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to you.
Because the offering price in this offering exceeds our net tangible book value per share, investors in this offering will experience immediate dilution in the net tangible book value of their shares.
We are currently offering shares in this primary offering at $10.00 per share, with discounts available to certain categories of purchasers. Our current offering price exceeds our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) the substantial fees paid in connection with this offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses and (iv) accumulated depreciation and amortization of real estate investments.
As of December 31, 2013, our net tangible book value per share was $7.76. To the extent we are able to raise substantial proceeds in this offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
The offering price in this offering was not established on an independent basis and bears no relationship to the net value of our assets. Further, the factors described above with respect to the dilution in the value of our common stock are likely to cause this offering price to be higher than the amount our stockholders would receive per share if we were to liquidate at this time.
The offering price of our shares in this offering was not established in reliance on a valuation of our assets and liabilities; the actual value of an investment in us may be substantially less than the purchase price of our shares. We may use the most recent price paid to acquire a share in this offering or a follow-on public offering as the estimated value of our shares until no later than the completion of our offering stage. Even when our advisor begins to use other valuation methods to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.
We established the offering price of our shares in this offering on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price in this offering is not based upon any valuation (independent or otherwise), the offering price is likely to be higher than the proceeds that you would receive upon liquidation or a resale of your shares if they were to be listed on an exchange or actively traded by broker-dealers, especially in light of the upfront fees that we pay in connection with the issuance of our shares.
To assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participate in this offering of common stock in meeting their customer account statement reporting obligations, pursuant to NASD Conduct Rule 2340, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. For this purpose, our advisor estimated the value of our common stock as $10.00 per share as of December 31, 2013. The basis for this valuation is the fact that the current public offering price of our shares of common stock in this primary offering is $10.00 per share (ignoring purchase price discounts for certain categories of purchasers). Our advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or follow-on public offerings as its estimated per share value of our shares until no later than the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities - whether through this offering or follow-on public offerings-and have not done so for up to 18 months. We currently expect to update the estimated value per share every 12 to 18 months thereafter. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. We have filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. We can give no assurance that we will commence or complete the Follow-on Offering. Our charter does not restrict our ability to conduct equity offerings in the future. For purposes of determining when our offering stage is complete, we do not consider a public equity offering to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.

Although this initial estimated value represents the most recent price at which most investors have been willing to purchase shares in this primary offering, this reported value is likely to differ from the price that a stockholder would receive in the near term upon a resale of his or her shares or upon our liquidation because (i) there is no public trading market for the shares at this time; (ii) the $10.00 primary offering price involves the payment of underwriting compensation and other directed selling efforts, which payments and efforts are likely to produce a higher sale price than could otherwise be obtained; (iii) the estimated value does not reflect, and is not derived from, the fair market value of our assets because the amount of proceeds available for investment from this primary offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and acquisition and origination expenses; (iv) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (v) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.
When determining the estimated value of our shares by methods other than the last price paid to acquire a share in an offering, our advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may or may not be an accurate reflection of the fair market value of our investments and likely will not represent the amount of net proceeds that would result from an immediate sale of our assets.
Because other KBS-sponsored programs offered through our dealer manager are conducting offerings concurrently with our offering, our dealer manager may face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.
KBS Strategic Opportunity REIT II has filed a registration statement with the SEC for an initial public offering that it expects to commence in 2014 and expects KBS Capital Markets Group to serve as the dealer manager for its initial public offering. In addition, from time to time KBS Capital Markets Group serves as the dealer manager for private KBS-sponsored programs. Future KBS-sponsored programs may also seek to raise capital through offerings conducted concurrently with this offering. As a result, our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsors generally seek to avoid simultaneous offerings by programs that have a substantially similar mix of investment characteristics, including targeted investment types and key investment objectives. Nevertheless, there may be periods during which one or more KBS-sponsored programs will be raising capital and may compete with us for investment capital. Such conflicts may not be resolved in our favor and you will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making an investment in our shares.
Our board of directors’ loyalties to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and possibly to future KBS-sponsored programs could influence its judgment, resulting in actions that may not be in our stockholders’ best interest or that result in a disproportionate benefit to another KBS-sponsored program at our expense.
All of our directors are also directors of KBS REIT I and KBS REIT II. One of our affiliated directors is also an affiliated director of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II. The loyalties of our directors serving on the boards of directors of KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, or possibly on the boards of directors of future KBS-sponsored programs, may influence the judgment of our board of directors when considering issues for us that also may affect other KBS-sponsored programs, such as the following:

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The conflicts committee of our board of directors must evaluate the performance of our advisor with respect to whether our advisor is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to another KBS-sponsored program or if our advisor is giving preferential treatment to another KBS-sponsored program in this regard, our conflicts committee may not be well-suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

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We could enter into transactions with other KBS-sponsored programs, such as property sales, acquisitions or financing arrangements. Such transactions might entitle our advisor or its affiliates to fees and other compensation from both parties to the transaction. For example, acquisitions from other KBS-sponsored programs might entitle our advisor or its affiliates to disposition fees and possible subordinated incentive fees in connection with its services for the seller in addition to acquisition or origination fees and other fees that we might pay to our advisor in connection with such transaction. Similarly, property sales to other KBS-sponsored programs might entitle our advisor or its affiliates to acquisition or origination fees in connection with its services to the purchaser in addition to disposition and other fees that we might pay to our advisor in connection with such transaction. Decisions of our board or the conflicts committee regarding the terms of those transactions may be influenced by our board’s or the conflicts committee’s loyalties to such other KBS-sponsored programs.

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A decision of our board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with offerings of other KBS-sponsored programs.

•	A decision of our board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other KBS-sponsored programs.

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A decision of our board or the conflicts committee regarding whether and when we seek to list our common stock on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts of other KBS-sponsored programs, depending on the price at which our shares trade.

Because our independent directors are also independent directors of KBS REIT I and KBS REIT II, they receive compensation for service on the boards of KBS REIT I and KBS REIT II. Like us, KBS REIT I and KBS REIT II each pays each independent director an annual retainer of $40,000 as well as compensation for attending meetings as follows: (i) $2,500 for each board meeting attended, (ii) $2,500 for each audit or conflicts committee meeting attended (except the committee chairman is paid $3,000 for each audit or conflicts committee meeting attended), (iii) $2,000 for each teleconference board meeting attended, and (iv) $2,000 for each teleconference audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference audit or conflicts committee meeting attended). In addition, KBS REIT II also pays each independent director compensation for attending other committee meetings as follows: (i) $2,000 for each meeting attended (except that the meeting chairman is paid $3,000 for each meeting attended), and (ii) $2,000 for each teleconference meeting attended (except that the meeting chairman is paid $3,000 for each teleconference meeting attended). In addition, like us, KBS REIT I and KBS REIT II each reimburses directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of their boards of directors.
Our stockholders may not be able to sell their shares under our share redemption program and, if our stockholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.
Our share redemption program includes numerous restrictions that limit our stockholders’ ability to sell their shares. Below are some of the risks related to our share redemption program as amended and restated by our board of directors on March 5, 2014, which will be effective April 6, 2014. Our stockholders must hold their shares for at least one year in order to participate in our share redemption program, except for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program). We limit the number of shares redeemed pursuant to our share redemption program as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted‑average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year; however, we may increase or decrease the funding available for the redemption of shares upon ten business days’ notice to our stockholders. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year.
Unless the shares are being redeemed in connection with a stockholder’s death, qualifying disability or determination of incompetence, and until such time as we establish an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings, the prices at which we will redeem shares are as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from us; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from us.

Notwithstanding the above, and unless the shares are being redeemed in connection with a stockholder’s death, qualifying disability or determination of incompetence, once we establish an estimated value per share of our common stock for a purpose other than to set the price to acquire a share in one of our primary public offerings, the prices at which we will redeem shares will be as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated value per share as of the applicable redemption date.

We expect to establish an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings no later than the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities-whether through this offering or subsequent follow-on public offerings-and have not done so for up to 18 months. We currently expect to update the estimated value per share every 12 to 18 months thereafter. For purposes of determining when our offering stage is complete, we do not consider a public equity offering to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership.
In March 2009, in order to preserve capital and value for all stockholders during the economic crisis, KBS REIT I amended its share redemption program to limit redemptions (other than redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence) during any calendar year to the amount of the net proceeds from the sale of shares under its dividend reinvestment plan from the prior calendar year less amounts KBS REIT I deemed necessary from such proceeds to fund current and future funding obligations and needs of the company. Pursuant to this limitation, KBS REIT I suspended ordinary redemptions for the remainder of 2009 and from 2010 through March 2012. KBS REIT I provided notice of this amendment in its Annual Report on Form 10-K filed on March 27, 2009, and the amendment was effective upon 30 days’ notice. The amendment became effective before the April 30, 2009 redemption date. As a result, investors did not have a final opportunity to submit redemptions. In March 2012, KBS REIT I amended and restated its share redemption program to provide only for redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence (each as defined in the share redemption program). These redemptions will be limited to an annual amount determined by KBS REIT I’s board of directors which may be reviewed and adjusted from time to time during the year.
On January 24, 2014, in consideration of the cash requirements necessary to effectively manage KBS Legacy Partners Apartment REIT’s assets, KBS Legacy Partners Apartment REIT amended and restated its share redemption program to limit redemptions to $2.0 million of shares in the aggregate during any calendar year. Additionally, during any calendar year, once KBS Legacy Partners Apartment REIT has redeemed $1.5 million of shares under its share redemption program, including redemptions in connection with a stockholder’s death, qualifying disability or determination of incompetence, the remaining $0.5 million of the $2.0 million annual limit shall be reserved exclusively for shares being redeemed in connection with a stockholder’s death, qualifying disability or determination of incompetence. KBS Legacy Partners Apartment REIT provided notice of this amendment and restatement of its share redemption program in its Current Report on Form 8-K filed on January 28, 2014 and its amended and restated share redemption program is effective for redemptions under the program on or after February 27, 2014, which is 30 days after filing the Current Report on Form 8-K.
Our board may amend, suspend or terminate our share redemption program upon 30 days’ notice to stockholders, provided that we may increase or decrease funding available for the redemption of shares pursuant to our share redemption program upon 10 business days’ notice. See “Share Redemption Program” below for more information about the program. The restrictions of our share redemption program will severely limit our stockholders’ ability to sell their shares should they require liquidity and will limit our stockholders’ ability to recover the value they invested in our common stock.

If funds are not available from our dividend reinvestment plan offering for general corporate purposes, then we may have to use a greater proportion of our cash flow from operations to meet our general cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share redemption program.
We depend on the proceeds from our dividend reinvestment plan offering for general corporate purposes including, but not limited to, the repurchase of shares under our share redemption program; capital expenditures, tenant improvement costs and leasing costs related to our real estate properties; reserves required by any financings of our real estate investments; funding obligations under any of our real estate loans receivable; real estate investments, which would include payment of acquisition or origination fees to our advisor; and the repayment of debt. We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for general corporate purposes. If such funds are not available from our dividend reinvestment plan offering, then we may have to use a greater proportion of our cash flow from operations to meet our general cash requirements, which would reduce cash available for distributions and could limit our ability to redeem shares under our share redemption program.
There can be no assurance that the direct or indirect effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act will not have an adverse effect on our interest rate hedging activities.
Title VII of the Dodd-Frank Act contains a sweeping overhaul of the regulation of privately negotiated derivatives. The provisions of Title VII became effective on July 16, 2011 or, with respect to particular provisions, on such other date specified in the Dodd-Frank Act or by subsequent rulemaking. Pursuant to the regulatory framework established by Title VII of the Dodd-Frank Act, the Commodity Futures Trading Commission, or the CFTC, has been granted broad regulatory authority over “swaps,” which term has been defined in the Dodd-Frank Act and related CFTC rules to include interest rate derivatives such as the ones we may use in our interest rate hedging activities. While the full impact of the Dodd-Frank Act on our interest rate hedging activities cannot be fully assessed until all final implementing rules and regulations are promulgated, the requirements of Title VII may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to effectiveness of the Dodd-Frank Act. For example, subject to an exception for end-users of swaps upon which we may seek to rely, we may be required to clear certain interest rate hedging transactions by submitting them to a derivatives clearing organization. In addition, to the extent we are required to clear any such transactions, we will be required to, among other things, post margin in connection with such transactions. The occurrence of any of the foregoing events may have an adverse effect on our business and our stockholders’ return.
Our investments in derivatives are carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these instruments.
Our investments in derivatives are recorded at fair value but have limited liquidity and are not publicly traded. The fair value of our derivatives may not be readily determinable. We will estimate the fair value of any such investments on a quarterly basis. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal or maturity.
We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment.
Our policies do not limit us from incurring debt until our total liabilities would exceed 75% of the cost of our tangible assets (before deducting depreciation and other noncash reserves) and we may exceed this limit with the approval of the conflicts committee of our board of directors. As of December 31, 2013, our borrowings and other liabilities were approximately 59% of both the cost (before deducting depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets, respectively. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.
Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.
If (i) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (ii) we are a “pension-held REIT,” (iii) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (iv) the residual Real Estate Mortgage Investment Conduit interests, or REMICs, we buy (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (iii), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to federal income tax as unrelated business taxable income under the Internal Revenue Code.

If we were considered to actually or constructively pay a “preferential dividend” to certain of our stockholders, or status as a REIT could be adversely affected.
In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for dividends paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distribution must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding shares of stock within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. There is no de minimus exception with respect to preferential dividends; therefore, if the IRS were to take the position that we paid a preferential dividend, we may be deemed to have failed the 90% distribution test, and our status as a REIT could be terminated for the year in which such determination is made if we were unable to cure such failure.
The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations or financing arrangements.
We may be deemed to be, or make investments in entities that own or are themselves deemed to be, taxable mortgage pools. Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. However, certain categories of stockholders, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such stockholder’s ownership. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.
Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for federal income tax purposes. We intend to structure our securitization and financing arrangements as to not create a taxable mortgage pool. However, if we have borrowings with two or more maturities and (i) those borrowings are secured by mortgages or residential or commercial mortgage-backed securities and (ii) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or residential or commercial mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our investments were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, provided we own 100% of such entity, but a portion of the taxable income we recognize may be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•
be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•
be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations)

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.
The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the Internal Revenue Service as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and residential and commercial mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
Liquidation of assets may jeopardize our REIT qualification.
To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.
Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.
We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.
In order for us to qualify as a REIT for each taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and some entities such as private foundations. To preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of our capital stock. This ownership limitation could have the effect of discouraging a takeover or other transaction in which our stockholders might receive a premium for their shares over the then prevailing market price or which our stockholders might believe to be otherwise in their best interests.
Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the 25% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.
Net Tangible Book Value Per Share
In connection with this offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) the substantial fees paid in connection with this offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses and (iv) accumulated depreciation and amortization of real estate investments. As of December 31, 2013, our net tangible book value per share was $7.76. To the extent we are able to raise substantial proceeds in this offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
The offering price in this primary offering (ignoring purchase price discounts for certain categories of purchasers) as of December 31, 2013 was $10.00 per share.
Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, the factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

Share Redemption Program
Our share redemption program contains numerous restrictions on your ability to redeem your shares, as discussed further below. These restrictions may significantly limit your ability to have your shares redeemed pursuant to our share redemption program. In 2012, our net proceeds from the dividend reinvestment plan were $5.2 million. During the year ended December 31, 2013, we redeemed $2.8 million of shares of common stock and funded these redemptions with the net proceeds from our dividend reinvestment plan. The average price paid by us to redeem shares during the year ended December 31, 2013 was $9.54 per share, which reflected all redemption requests eligible for redemption under our share redemption program and received in good order. Effective January 2014, the above‑referenced limitation was re-set and, based on the amount of net proceeds raised from the sale of shares under our dividend reinvestment plan during 2013, we have $12.4 million available for redemptions in 2014, provided that, as discussed below, effective April 6, 2014, we may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to our stockholders. Further, our board of directors may amend, suspend or terminate the share redemption program upon 30 days’ notice to our stockholders.
On March 5, 2014, our board of directors approved an amended and restated share redemption program (the “Third Amended Share Redemption Program”). Below are the material terms of the Third Amended Share Redemption Program. Pursuant to the Third Amended Share Redemption Program, unless our shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the program), and until such time as we establish an estimated value per share for a purpose other than to set the offering price to acquire a share in one of our primary public offerings, the prices at which we will initially redeem shares under the program are as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from us; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from us.
Notwithstanding the above, and unless our shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” once we establish an estimated value per share of our common stock for a purpose other than to set the price to acquire a share in one of our primary public offerings, the redemption price at which we will redeem shares will be as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated value per share as of the applicable redemption date.
For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to our dividend reinvestment plan will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares relate. The date of the share’s original issuance by us is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.

We expect to establish an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings no later than the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities-whether through this offering or subsequent follow-on public offerings-and have not done so for up to 18 months. We currently expect to update the estimated value per share every 12 to 18 months thereafter. For purposes of determining when our offering stage is complete, we do not consider a public equity offering to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our Operating Partnership. We will report the estimated value per share of our common stock in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC. We will also provide information about our estimated value per share on our web site (such information may be provided by means of a link to our public filings on the SEC’s web site, www.sec.gov).
There are several limitations on our ability to redeem shares under the Third Amended Share Redemption Program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” we may not redeem shares unless the stockholder has held the shares for one year.

•
During any calendar year, we may redeem only the number of shares that we could purchase with the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year. Notwithstanding anything contained in the Third Amended Share Redemption Program to the contrary, we may increase or decrease the funding available for the redemption of shares pursuant to program upon ten business days’ notice to our stockholders. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to our stockholders.

•	During any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•
We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For a stockholder’s shares to be eligible for redemption in a given month, the administrator must receive a written redemption request from the stockholder or from an authorized representative of the stockholder setting forth the number of shares requested to be redeemed at least five business days before the redemption date. If we cannot repurchase all shares presented for redemption in any month because of the limitations on redemptions set forth in the Third Amended Share Redemption Program, then we will honor redemption requests on a pro rata basis, except that if a pro rata redemption would result in a stockholder owning less than the minimum purchase requirement described in our currently effective, or the most recently effective, registration statement, as such registration statement has been amended or supplemented, then we would redeem all of such stockholder’s shares.
If we do not completely satisfy a redemption request on a redemption date because the program administrator did not receive the request in time; because of the limitations on redemptions set forth in the Third Amended Share Redemption Program or because of a suspension of the Third Amended Share Redemption Program, then we will treat the unsatisfied portion of the redemption request as a request for redemption at the next redemption date funds are available for redemption, unless the redemption request is withdrawn. Any stockholder can withdraw a redemption request by sending written notice to the program administrator, provided such notice is received at least five business days before the redemption date.
In several respects we would treat redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” differently from other redemptions:

•	there is no one-year holding requirement;

•
until we establish an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings, which we expect to occur no later than the completion of our offering stage, the redemption price is the amount paid to acquire the shares from us; and

•
once we have established an estimated value per share for a purpose other than to set the price to acquire a share in one of our primary public offerings, the redemption price would be the estimated value of the shares as of the redemption date, as determined by our advisor or another firm chosen for that purpose.

Our board may amend, suspend or terminate the Third Amended Share Redemption Program upon 30 days’ notice to stockholders, provided that we may increase or decrease the funding available for the redemption of shares pursuant to the Third Amended Share Redemption Program upon 10 business days’ notice. The restrictions of the Third Amended Share Redemption Program will severely limit our stockholders’ ability to sell their shares should they require liquidity and will limit our stockholders’ ability to recover the value they invested in our common stock.

There were no other changes to our share redemption program. The Third Amended Share Redemption Program will become effective for redemptions under the program on April 6, 2014. The complete program document is filed as an exhibit to this Annual Report on Form 10-K and is available at the SEC’s website at http://www.sec.gov.
Dividend Reinvestment Plan
On March 5, 2014, our board of directors approved the Third Amended Dividend Reinvestment Plan. The material terms of the Third Amended Dividend Reinvestment Plan are below. Pursuant to the Third Amended Dividend Reinvestment Plan, common stockholders may elect to have all or a portion of their dividends and other distributions, exclusive of dividends and other distributions that our board of directors designates as ineligible for reinvestment through the plan, reinvested in additional shares of our common stock in lieu of receiving cash distributions. The number of shares of our common stock authorized for issuance under the Third Amended Dividend Reinvestment Plan is (i) up to 80,000,000 shares of our common stock at an initial offering price of $9.50 in this offering and (ii) up to $760,000,000 of shares of our common stock in our Follow-On Offering.
Until we establish an estimated value per share of our common stock for a purpose other than to set the price to acquire a share of our common stock in one of our public offerings, participants in the dividend reinvestment plan will acquire our common stock at a price per share equal to 95% of the price to acquire a share of our common stock in the primary offering of our then-effective public offering (ignoring any discounts that may be available to certain categories of investors). Once we establish an estimated value per share of our common stock for a purpose other than to set the price to acquire a share in one of our public offerings, participants in the dividend reinvestment plan will acquire our common stock at a price equal to 95% of the estimated value of our common stock, as estimated by our advisor or other firm chosen by the board of directors for that purpose. We expect to establish an estimated value per share of our common stock for a purpose other than to set the price to acquire a share in one of our public offerings no later than the completion of our offering stage. Our offering stage will be complete when we are no longer publicly offering equity securities - whether through this offering or follow-on public offerings - and have not done so for up to 18 months. For the purpose of determining when our offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in KBS Limited Partnership III, our operating partnership. Participants in the dividend reinvestment plan may purchase fractional shares so that 100% of the distributions will be used to acquire shares. However, a participant will not be able to acquire shares under the dividend reinvestment plan to the extent such purchase would cause it to exceed limits set forth in our charter, as amended.
There were no other material changes to our dividend reinvestment plan. The Third Amended Dividend Reinvestment Plan will become effective on March 17, 2014. The complete plan document is included as Appendix A to this supplement.
Advisory Agreement Amendment

On March 5, 2014, we and our advisor entered into an amendment to the advisory agreement. Pursuant to the amendment, with respect to asset management fees accruing from March 1, 2014, our advisor defers, without interest, our obligation to pay asset management fees for any month in which our modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010 and interpreted by us, excluding asset management fees, does not exceed the amount of distributions declared by us for record dates of that month. We remain obligated to pay our advisor an asset management fee in any month in which our MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the amendment. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with this amendment.

However, notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to receive deferred asset management fees.

Indebtedness
As of December 31, 2013, we had $730.7 million of mortgage debt outstanding. Our mortgage debt consisted of $75.0 million under the Town Center Mortgage Loan, $170.0 million under the Portfolio Loan, $68.7 million under the RBC Plaza Mortgage Loan, $162.0 million under the National Office Portfolio Mortgage Loan and $255.0 million under the 500 West Madison Mortgage Loan. The Town Center Mortgage Loan matures on March 27, 2018. The Portfolio Loan matures on February 1, 2016, with two one-year extension options, subject to certain conditions contained in the loan agreement. The RBC Plaza Mortgage Loan matures on February 1, 2017, with an option to extend the maturity date to February 1, 2018, subject to certain terms and conditions contained in the loan documents. The National Office Portfolio Mortgage Loan matures on July 1, 2017, with two one-year extension options, subject to certain conditions contained in the loan documents. We are obligated to pay down and have $20.0 million of availability under the first non-revolving tranche of the 500 West Madison Mortgage Loan by December 16, 2015, subject to certain terms and conditions contained in the loan documents. In addition, the remainder of the indebtedness under the 500 West Madison Mortgage Loan matures on December 16, 2018, with a one-year extension option. As of December 31, 2013, our borrowings and other liabilities were approximately 59% of both the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets, respectively.
On February 27, 2014, in connection with our acquisition of 222 Main, we, through an indirect wholly owned subsidiary, entered into a seven-year mortgage loan with an unaffiliated lender for borrowings of $102.7 million secured by 222 Main. The 222 Main Mortgage Loan matures on March 1, 2021.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with our accompanying consolidated balance sheets as of December 31, 2013 and 2012, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the years ended December 31, 2013, 2012 and 2011, the related notes thereto and the accompanying financial statement schedule included in this supplement. This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause our actual results to differ from those anticipated, see “Risk Factors” in the prospectus, in this supplement and in supplement no. 22.
Overview
We were formed on December 22, 2009 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2011 and intend to operate in such a manner. On February 4, 2010, we filed a registration statement on Form S-11 with the SEC to offer a minimum of 250,000 shares and a maximum of 280,000,000 shares of common stock for sale to the public, of which 200,000,000 shares were registered in this primary offering and 80,000,000 shares were registered under our dividend reinvestment plan. The SEC declared our registration statement effective on October 26, 2010 and we retained KBS Capital Markets Group LLC (“KBS Capital Markets Group”), an affiliate of our advisor, to serve as the dealer manager of this offering pursuant to a dealer manager agreement. The dealer manager is responsible for marketing our shares in this offering.
We intend to invest in a diverse portfolio of real estate investments. The types of properties that we may invest in include office, industrial and retail properties located throughout the United States. Although we may invest in any of these types of properties, we expect to invest primarily in office and industrial properties. All such real estate assets may be acquired directly by us or the Operating Partnership, though we may invest in other entities that make similar investments. We expect our primary investment focus to be core properties. We also currently expect to allocate between 0% and 20% of our portfolio to real estate-related investments such as mortgage loans. As of December 31, 2013, we owned 12 office properties and had originated one first mortgage loan.
On March 24, 2011, we broke escrow in this offering and through December 31, 2013, we had sold 66,777,311 shares of common stock for gross offering proceeds of $664.3 million, including 1,936,250 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $18.4 million. We have extended the closing date of our this offering until the earlier of the sale of all 200,000,000 shares, April 24, 2014 or the date the registration statement relating to our proposed Follow-on Offering is declared effective by the SEC. We may terminate this offering at any time.
Also as of December 31, 2013, we had redeemed 366,423 shares sold in this offering for $3.5 million.
On February 14, 2013, we filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. Pursuant to the Follow-on Offering registration statement, we propose to register up to $2,000,000,000 of shares of common stock for sale to the public in the primary offering. We also expect to register up to $760,000,000 of shares of common stock pursuant to our dividend reinvestment plan in the Follow-on Offering.
We can give no assurance that we will commence or complete the Follow-on Offering. Our offering stage will depend on a number of considerations, including the composition of our portfolio and opportunities in the market for real estate investments. We will continue to monitor these factors and we may adjust the termination date of our offering stage as necessary should these factors change.
We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of the offering stage for our primary offerings. In some states, we will need to renew the registration statement or file a new registration statement to continue the dividend reinvestment plan offering. We may terminate the dividend reinvestment plan offering at any time.
KBS Capital Advisors manages our day-to-day operations and our portfolio of real estate properties and real estate-related investments. KBS Capital Advisors makes recommendations on all investments to our board of directors. All proposed investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of the board of directors. KBS Capital Advisors also provides asset-management, marketing, investor-relations and other administrative services on our behalf. Our advisor owns 20,000 shares of our common stock.

Market Outlook – Real Estate and Real Estate Finance Markets
The following discussion is based on management’s beliefs, observations and expectations with respect to the real estate and real estate finance markets.
In the wake of the sub-par recovery of the U.S. economy, concerns persist regarding the slow pace of job and income growth and the overall economic health of domestic consumers, businesses and governments. The federal government has employed an array of fiscal and monetary policies to attempt to help get the U.S. economy onto a sound and sustainable growth path. The road to recovery has been anything but smooth, but early estimates indicate that the second half of 2013 saw U.S. GDP increase by over 3%.
In February of 2014, Congress ended a lengthy dispute with the White House and unconditionally extended the government’s borrowing limit until March 2015. While this action should provide some measure of stability, the federal government is still facing major policy issues, including passage of a federal budget. The federal government is currently working from a modified sequestration budget that was not intended to be a long-term solution.
The Federal Reserve has maintained an accommodative monetary policy since the introduction of quantitative easing (“QE”) and the Troubled Asset Relief Program (“TARP”) in October of 2008. Using the U.S. treasury balance sheet to purchase U.S. treasury bonds and mortgage backed securities, the Federal Reserve has injected trillions of U.S. dollars into the global financial markets. At this point in time, it is unclear what the final cost or impact of this program will be, but commentators believe that the U.S. economy has emerged from the recent recession. In December 2013, the speculation as to the possible end of QE programs was finally ended with the announcement by the Federal Reserve of the tapering of government purchases of U.S. treasury securities and U.S. agency mortgages. The tapering of these purchases has led to increased volatility in the emerging markets which has, in turn, triggered a global repricing of financial assets that has impacted stocks, bonds (both corporate and sovereign) and currencies.
Despite cuts to federal government spending, U.S. GDP has most recently begun to grow well above most economists’ expectations. In the third quarter of 2013, U.S. GDP increased at a robust annual rate of 4.1% and the second estimate of fourth quarter 2013 reflects an annual rate increase in U.S. GDP of 2.4%. A combination of pent-up U.S. consumer demand and global demand for U.S. equipment, machinery and airplanes has contributed to the strong growth.
The U.S. dollar has remained a safe haven currency and the U.S. commercial property markets have benefitted from an inflow of foreign capital. Gateway markets such as New York City and San Francisco continue to benefit from a strong bid for commercial properties. Over the past two years, transaction volumes increased and the re-emergence of the CMBS market and the availability of debt capital have contributed to the ongoing economic recovery. This trend continued into 2014 and the U.S. commercial real estate market has gained favor as an alternative investment. Looking forward, however, the recovery in commercial real estate is expected to remain uneven across geographies and among property types.
The U.S. residential real estate market has been recovering. Low interest rates, pent-up demand from the consumer sector and the introduction of institutional investors in the form of buy-to-rent portfolios have all contributed to a broad recovery of home prices. Some markets have recovered to pre-recession levels, but the majority of U.S. housing markets still have not recaptured the lost equity experienced during the recent recession, which weighs on consumer confidence. Impediments to a continued recovery in this market include rising interest rates, more stringent underwriting standards for borrowers and a potential slowdown in demand by institutional investors. In addition, as referenced above, the Federal Reserve’s QE program, which peaked at $40 billion a month in purchases of mortgage backed securities, is slowly being scaled down. It is anticipated that the removal of the Federal Reserve’s purchases in the mortgage backed securities market will contribute to the increase in the cost of future mortgage financings.
In Europe, concerns remain regarding the economic burden of sovereign debt and the pace of economic recovery. Some European banks hold material quantities of sovereign debt on their balance sheets. The possible default or restructuring of the sovereign debt obligations of certain European Union countries and the resulting negative impact on the global financial markets remain significant concerns. The uncertainty surrounding the size of the problem and how regulators and governments intend to remedy the situation has caused many investors to reassess their pricing of sovereign risks. Most recently, Europe has benefited from the emerging markets investor exodus and the yields on almost all European sovereign debt have declined.
Europe’s gain has come at the cost of emerging market countries such as South Africa, Turkey and Argentina. Capital outflows have destabilized local markets for most of 2013, as investors struggled with the implications of the end of QE programs.

The global rating agencies continue to be vigilant in their analysis of the health of the global financial markets. In November 2012, Moody’s downgraded France’s sovereign debt rating to Aa1 from AAA and, in February 2013, Moody’s downgraded the U.K. government debt to Aa1 from AAA as well. In the past two years, Asia also has seen a number of ratings downgrades, with Fitch downgrading Japan to A+ in May of 2012 and China to A+ in April of 2013. The global ratings agencies continue to have a number of sovereign issuers on negative watch as governments have struggled to resolve their budget issues and face growing debt obligations. In recent months these credit issues have shifted away from the European sovereign credits to Asia and some emerging market nations (Turkey, South America, Brazil and Argentina).
Overall, despite indications of recovery both in the United States and abroad, uncertainties abound. China’s export-based economy has slowed and Japan embarked upon a large scale QE program of its own in 2013. In the United States, the Federal Reserve announced the tapering of the current QE program which, when combined with the highly adversarial political climate at the federal level, has led to high levels of uncertainty and increased volatility in the capital markets. In the short-term, these conditions are expected to continue and, combined with a challenging macro-economic environment, may interfere with the implementation of our business strategy and/or force us to modify it.
Impact on Our Real Estate Properties
The economic events that have occurred since the onset of the recession in 2008 have no precedent. While current forecasts for the U.S. economy are positive, there is a level of uncertainty inherent to this outlook. Currently, both the investing and leasing environments are highly competitive. While there has been an increase in the amount of capital flowing into the U.S. real estate markets, which has resulted in an increase in real estate values in certain markets, the uncertainty regarding the economic environment has made businesses reluctant to make long-term commitments or changes in their business plans. Possible future declines in rental rates, slower or potentially negative net absorption of leased space and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, may result in decreases in cash flows. Historically low interest rates could help offset some of the impact of these potential decreases in operating cash flow for properties financed with variable rate mortgages; however, interest rates likely will not remain at these historically low levels for the remaining life of many of our investments. Recently, interest rates have become more volatile as the capital markets have begun to react to the end of QE.
Impact on Our Real Estate-Related Investment
Our real estate-related investment is directly secured by commercial real estate. As a result, our real estate-related investment has been and likely will continue to be impacted to some degree by the same factors impacting our real estate properties. The relatively high yields and the improving credit position of general U.S. tenants and borrowers have attracted global capital. However, the real estate and capital markets are fluid and the positive trends can reverse quickly. Economic conditions remain relatively unstable and can have a negative impact on the performance of collateral securing any loan investments we make and therefore may impact the ability of some borrowers under any loans we make to make contractual interest payments to us.
As of December 31, 2013, we had a fixed rate real estate loan receivable with a outstanding principal balance of $17.1 million and a carrying value (including unamortized origination and closing costs) of $17.2 million that matures in 2016.
Impact on Our Financing Activities
In light of the risks associated with potentially volatile operating cash flows from some of our real estate properties, we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, potentially negatively impacting the value of our investments.
As of December 31, 2013, we had $730.7 million of variable rate debt outstanding , all of which has an initial maturity between 2015 and 2018. We did not have any fixed rate debt outstanding as of December 31, 2013. The interest rates on $291.7 million of our variable rate notes payable are effectively fixed through interest rate swap agreements. In addition, on November 26, 2013, we entered into an interest rate swap related to the 500 West Madison Mortgage Loan for $215.0 million of the $255.0 million loan, which swap is effective from March 3, 2014 through December 16, 2018. On February 27, 2014, in connection with our acquisition of 222 Main, we, through an indirect wholly owned subsidiary, entered into a seven-year secured mortgage loan with an unaffiliated lender, for borrowings of up to $102.7 million secured by 222 Main. See “Indebtedness” above.

Liquidity and Capital Resources
We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase real estate investments and conduct our operations from: the proceeds of this offering, including our dividend reinvestment plan, and any future follow-on offerings we may conduct; secured or unsecured financings from banks and other lenders; and any undistributed funds from our operations.
On March 24, 2011, we broke escrow in this offering and through December 31, 2013, we had sold 66,777,311 shares for gross offering proceeds of $664.3 million, including 1,936,250 shares of common stock under our dividend reinvestment plan for gross offering proceeds of $18.4 million. Also as of December 31, 2013, we had redeemed 366,423 shares sold in this offering for $3.5 million. If we are unable to raise substantial funds in this offering, we will make fewer investments resulting in less diversification in terms of the type, number, size and geographic region of investments we make and the value of an investment in us will be tied more closely to the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We have extended the closing date of this primary offering until the earlier of the sale of all 200,000,000 shares, April 24, 2014 or the date the registration statement relating to our proposed Follow-on Offering is declared effective by the SEC. We may terminate this primary offering at any time.
On February 14, 2013, we filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. Pursuant to the Follow-on Offering registration statement, we propose to register up to $2,000,000,000 of shares of common stock for sale to the public in the primary Follow-on Offering. We also expect to register up to $760,000,000 of shares of common stock pursuant to our dividend reinvestment plan in the Follow-on Offering.
We can give no assurance that we will commence or complete the Follow-on Offering. Our offering stage will depend on a number of considerations, including the composition of our portfolio and opportunities in the market for real estate investments. We will continue to monitor these factors and we may adjust the termination date of our offering stage as necessary should these factors change.
We plan to continue to offer shares under our dividend reinvestment plan beyond the termination of the offering stage for our primary offering. In some states, we will need to renew the registration statement or file a new registration statement to continue the dividend reinvestment plan offering. We may terminate the dividend reinvestment plan offering at any time.
During the year ended December 31, 2013, we acquired six office properties. Our cash needs for those investments were met with proceeds from this offering and debt financing. Operating cash needs during the same period were met through cash flow generated by our real estate investments.
Our real estate properties generate cash flow in the form of rental revenues and tenant reimbursements, which are reduced by operating expenditures, debt service payments, the payment of asset management fees and corporate general and administrative expenses. Cash flow from our operations from real estate properties is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates on our leases, the collectability of rent and operating recoveries from our tenants and how well we manage our expenditures. As of December 31, 2013, we owned 12 office properties that were collectively 91% occupied.
Our real estate-related investment generates cash flow in the form of interest income, which is reduced by loan servicing fees, the payment of asset management fees and corporate general and administrative expenses. Cash flow from operations from our real estate-related investment is primarily dependent on the operating performance of the underlying collateral and the borrower’s ability to make its debt service payments. As of December 31, 2013, the borrower under our real estate loan receivable was current on all contractual debt service payments to us.
As of December 31, 2013, we had variable rate notes payable with an aggregate principal amount outstanding of $730.7 million, all of which mature between 2015 and 2018. As of December 31, 2013, we had $45.7 million of revolving debt available for future disbursements under a portfolio loan and an unsecured credit facility, subject to certain conditions set forth in the loan agreements.

We made distributions to our stockholders during the year ended December 31, 2013 using a combination of cash flows from operations and debt financing. We believe that our cash flow from operations, cash on hand, proceeds from our dividend reinvestment plan and current and anticipated financing activities are sufficient to meet our liquidity needs for the foreseeable future.
Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four fiscal quarters ended December 31, 2013 did not exceed the charter-imposed limitation.
Cash Flows from Operating Activities
We commenced operations in connection with the origination of our first investment on June 24, 2011. As of December 31, 2013, we owned 12 office properties and one real estate loan receivable. During the year ended December 31, 2013, net cash provided by operating activities was $20.2 million, compared to $7.7 million during the year ended December 31, 2012. Net cash provided by operating activities increased in 2013 primarily as a result of acquisition activity and we expect that our net cash provided by operating activities will increase in future periods as a result of owning investments acquired in 2013 for an entire period and anticipated future acquisitions or originations of real estate investments.
Cash Flows from Investing Activities
Net cash used in investing activities was $938.6 million for the year ended December 31, 2013 and primarily consisted of the following:

•	$926.2 million for the acquisition of six real estate properties;

•	$8.9 million of improvements to real estate; and

•	$3.6 million to fund obligations under our real estate loan receivable.
Cash Flows from Financing Activities
Our cash flows from financing activities consist primarily of proceeds from this offering, debt financings and distributions paid to our stockholders. During the year ended December 31, 2013, net cash provided by financing activities was $928.1 million and primarily consisted of the following:

•
$604.6 million of net cash provided by debt financing as a result of proceeds from notes payable of $649.1 million, partially offset by payments on notes payable of $38.2 million and payments of deferred financing costs of $6.3 million;

•
$340.0 million of net cash provided by offering proceeds related to this offering, net of payments of commissions, dealer manager fees and other organization and offering expenses of $40.9 million, including $1.0 million of other organization and offering expenses related to the Follow-on Offering;

•	$13.8 million of net cash distributions, after giving effect to distributions reinvested by stockholders of $12.4 million; and

•	$2.8 million of cash used for redemptions of common stock.
Once we have fully invested the proceeds of our public offerings, we expect that our debt financing and other liabilities will be between 35% and 65% of the cost of our tangible assets (before deducting depreciation and other non-cash reserves). We expect our debt financing related to the acquisition of core real estate properties to be between 45% and 65% of the aggregate cost of all such assets. We expect our debt financing related to the acquisition or origination of real estate-related investments to be between 0% and 65% of the aggregate cost of all such assets, depending upon the availability of such financings in the marketplace. Though this is our target leverage, our charter does not limit our leverage until our total liabilities would exceed 75% of the cost of our tangible assets (before deducting depreciation and other non-cash reserves), and we may exceed this limit with the approval of the conflicts committee of our board of directors. To the extent financing in excess of this limit is available on attractive terms, our conflicts committee may approve debt in excess of this limit. As of December 31, 2013, our borrowings and other liabilities were approximately 59% of both the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets, respectively.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and our dealer manager. Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to pay fees to and reimburse our advisor, our dealer manager and/or their affiliates, as applicable, for organization and other offering costs related to this offering. See the discussion under “ - Organization and Offering Costs” below. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. We may also pay fees to our advisor in connection with the disposition of properties.
Among the fees payable to our advisor is an asset management fee. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto (but excludes acquisition fees paid or payable to our advisor). In the case of investments made through joint ventures, the asset management fee will be determined based on our proportionate share of the underlying investment. With respect to investments in loans and any investments other than real property, the asset management fee is a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount actually paid or allocated to acquire or fund the loan or other investment (which amount includes any portion of the investment that was debt financed and is inclusive of acquisition or origination expenses related thereto but is exclusive of acquisition or origination fees paid or payable to our advisor) and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination expenses related to the acquisition or funding of such investment (excluding acquisition or origination fees paid or payable to our advisor), as of the time of calculation.
The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our conflicts committee. On September 27, 2013, we renewed the advisory agreement with our advisor. On March 5, 2014, we entered into an amendment to our advisory agreement with our advisor. For more information, see “Advisory Agreement Amendment” above.
Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of December 31, 2013 (in thousands):

		Payments Due During the Years Ended December 31,
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Outstanding debt obligations (1)	$730,690	$—	$190,000	$540,690	$—
Interest payments on outstanding debt obligations (2)	59,540	16,530	29,557	13,453	—
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(1) Amounts include principal payments only.
(2) Projected interest payments are based on the outstanding principal amounts and interest rates in effect as of December 31, 2013 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable). We incurred interest expense of $8.5 million, excluding amortization of deferred financing costs totaling $1.2 million, during the year ended December 31, 2013.
Results of Operations
Overview
Our results of operations as of December 31, 2013 are not indicative of those expected in future periods, as we broke escrow in this offering on March 24, 2011 and have since been raising money in and investing the proceeds from this offering. As of December 31, 2012, we owned six office properties and one real estate loan receivable. As of December 31, 2013, we owned 12 office properties and one real estate loan receivable. In general, we expect that our income and expenses related to our portfolio will increase in future periods as a result of owning the investments acquired in 2013 for an entire period and anticipated future acquisitions of real estate investments. As a result, the results of operations presented for the years ended December 31, 2013 and 2012 are not directly comparable.

Comparison of the year ended December 31, 2013 versus the year ended December 31, 2012
The following table provides summary information about our results of operations for the years ended December 31, 2013 and 2012 (dollar amounts in thousands):

	For the Years Ended December 31,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions/ Originations (1)	$ Change Due to Properties or Loans Held Throughout Both Periods (2)
	2013	2012
Rental income	$61,253	$21,155	$40,098	190%	$40,078	$20
Tenant reimbursements	16,612	5,122	11,490	224%	11,284	206
Interest income from real estate loan receivable	1,082	889	193	22%	—	193
Other operating income	1,476	117	1,359	1,162%	1,376	(17)
Operating, maintenance and management costs	20,870	5,922	14,948	252%	14,856	92
Real estate taxes and insurance	14,134	4,567	9,567	209%	9,595	(28)
Asset management fees to affiliate	4,653	1,732	2,921	169%	2,901	20
Real estate acquisition fees to affiliates	9,423	2,296	7,127	310%	7,127	n/a
Real estate acquisition fees and expenses	5,677	1,069	4,608	431%	4,608	n/a
General and administrative expenses	2,234	1,974	260	13%	n/a	n/a
Depreciation and amortization	35,380	13,865	21,515	155%	21,404	111
Interest expense	9,751	3,568	6,183	173%	6,338	(155)
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(1) Represents the dollar amount increase (decrease) for the year ended December 31, 2013 compared to the year ended December 31, 2012 related to real estate investments acquired or originated on or after January 1, 2012.
(2) Represents the dollar amount increase (decrease) for the year ended December 31, 2013 compared to the year ended December 31, 2012 with respect to real estate investments owned by us throughout both periods presented.
Rental income and tenant reimbursements from our real estate properties increased from $26.3 million for the year ended December 31, 2012 to $77.9 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period. We expect that our rental income and tenant reimbursements will increase in future periods as a result of owning real estate properties acquired in 2013 for an entire period and anticipated future acquisitions of real estate properties.
Interest income from our real estate loan receivable, recognized using the interest method, increased from $0.9 million for the year ended December 31, 2012 to $1.1 million for the year ended December 31, 2013. The increase in interest income is a result of an increase in the overall loan balance as a result of advances made under the real estate loan receivable. We expect interest income to vary in future periods as we make advances under the real estate loan receivable, or receive principal repayments and to the extent we make any additional investments in real estate loans receivable.
Operating, maintenance and management costs increased from $5.9 million for the year ended December 31, 2012 to $20.9 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period. We expect operating, maintenance and management costs to increase in future periods as a result of owning real estate properties acquired in 2013 for an entire period and anticipated future acquisitions of real estate properties.
Real estate taxes and insurance increased from $4.6 million for the year ended December 31, 2012 to $14.1 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period. We expect real estate taxes and insurance to increase in future periods as a result of owning real estate properties acquired in 2013 for an entire period and anticipated future acquisitions of real estate properties.
Asset management fees with respect to our real estate investments increased from $1.7 million for the year ended December 31, 2012 to $4.7 million for the year ended December 31, 2013, primarily as a result of the growth of our real estate portfolio. All asset management fees incurred as of December 31, 2013 have been paid. We expect asset management fees to increase in future periods as a result of owning real estate properties acquired in 2013 for an entire period and anticipated future acquisitions of real estate investments.

Real estate acquisition fees and expenses to affiliates and non-affiliates increased from $3.4 million for the year ended December 31, 2012 to $15.1 million for the year ended December 31, 2013. The increase is primarily due to the difference in the total acquisition cost for real estate properties acquired during the year ended December 31, 2012 of $228.3 million compared to the total acquisition cost for real estate properties acquired during the year ended December 31, 2013 of $932.3 million. We expect real estate acquisition fees and expenses to vary in future periods based upon acquisition activity.
Depreciation and amortization increased from $13.9 million for the year ended December 31, 2012 to $35.4 million for the year ended December 31, 2013, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2012 for an entire period. We expect depreciation and amortization to increase in future periods as a result of owning the real estate properties acquired during 2013 for a full year and anticipated future acquisitions of real estate properties.
Interest expense increased from $3.6 million for the year ended December 31, 2012 to $9.8 million for the year ended December 31, 2013. Included in interest expense is the amortization of deferred financing costs of $1.2 million and $0.9 million for the years ended December 31, 2013 and 2012, respectively. The increase in interest expense is primarily a result of an increased notes payable principal balance as a result of our use of debt in acquiring real estate properties in 2013. We expect interest expense to increase in future periods as a result of additional borrowing for anticipated future acquisitions of real estate investments.
Comparison of the year ended December 31, 2012 versus the year ended December 31, 2011
We broke escrow in this offering on March 24, 2011 and commenced operations on June 24, 2011 in connection with our first investment, the origination of a real estate loan receivable. We acquired our first real estate property, an office property, on September 29, 2011. As of December 31, 2011, we owned two office properties and one real estate loan receivable. As of December 31, 2012, we owned six office properties and one real estate loan receivable. The results of operations presented for the years ended December 31, 2012 and 2011 are not directly comparable because since 2011 we have been raising money in and investing the proceeds from this offering.
Rental income and tenant reimbursements increased from $2.1 million for the year ended December 31, 2011 to $26.3 million for the year ended December 31, 2012, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2011 for an entire period.
Interest income from our real estate loan receivable, recognized using the interest method, increased from $0.4 million for the year ended December 31, 2011 to $0.9 million for the year ended December 31, 2012, primarily as a result of owning the real estate loan receivable acquired in 2011 for an entire period and an increase in the overall loan balance as a result of advances made under the loan receivable.
Operating, maintenance and management costs increased from $0.4 million for the year ended December 31, 2011 to $5.9 million for the year ended December 31, 2012, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2011 for an entire period.
Real estate taxes and insurance increased from $0.3 million for the year ended December 31, 2011 to $4.6 million for the year ended December 31, 2012, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2011 for an entire period.
Asset management fees with respect to our real estate investments increased from $0.2 million for the year ended December 31, 2011 to $1.7 million for the year ended December 31, 2012, as a result of the growth in our real estate investment portfolio. All asset management fees incurred as of December 31, 2012 have been paid.
Real estate acquisition fees and expenses to affiliates and non-affiliates increased from $1.3 million for the year ended December 31, 2011 to $3.4 million for the year ended December 31, 2012. The increase in real estate acquisition fees and expenses was due to an overall increase in real estate property acquisition activities during 2012.
Depreciation and amortization increased from $1.1 million for the year ended December 31, 2011 to $13.9 million for the year ended December 31, 2012, primarily as a result of the growth in our real estate portfolio and holding the real estate properties acquired in 2011 for an entire period.
Interest expense increased from $0.3 million for the year ended December 31, 2011 to $3.6 million for the year ended December 31, 2012. Included in interest expense is the amortization of deferred financing costs of $0.1 million and $0.9 million for the years ended December 31, 2011 and 2012, respectively. The increase in interest expense is primarily a result of our use of debt in acquiring real estate properties in 2011 and 2012.

Organization and Offering Costs
Our organization and offering costs (other than selling commissions and dealer manager fees) may be paid by our advisor, our dealer manager or their affiliates on our behalf, or we may pay these costs directly. Offering costs include all costs incurred or to be incurred by us in connection with this offering or the Follow-on Offering, as the case may be. Organization costs include all costs incurred by us in connection with our formation, including but not limited to legal fees and other costs to incorporate. Organization costs are expensed as incurred and offering costs in this offering, which include selling commissions and dealer manager fees, are charged as incurred as a reduction to stockholders’ equity.
Pursuant to the advisory agreement and the dealer manager agreement, we are obligated to reimburse our advisor, our dealer manager and their affiliates for organization and offering costs they incur on our behalf.  However, at the termination of this primary initial public offering and at the termination of the offering pursuant to our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. In addition, at the end of this primary initial public offering and again at the end of the offering pursuant to our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that organization and offering expenses excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by the Financial Industry Regulatory Authority (“FINRA”), exceed 2% of the gross proceeds we raised in the respective offering. We reimburse our dealer manager for underwriting compensation as discussed in the prospectus for this offering, provided that within 30 days after the end of the month in which this primary initial public offering terminates, our dealer manager must reimburse us to the extent that our reimbursements cause total underwriting compensation for this primary initial public offering to exceed 10% of the gross offering proceeds from this offering. We also directly pay or reimburse our dealer manager for bona fide invoiced due diligence expenses of broker-dealers. However, no reimbursements made by us to our advisor or our dealer manager may cause total organization and offering expenses incurred by us (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this offering and the offering pursuant to our dividend reinvestment plan as of the date of reimbursement. As of December 31, 2013, selling commissions, dealer manager fees, and organization and other offering costs did not exceed 15% of the gross offering proceeds. Through December 31, 2013, including shares issued through our dividend reinvestment plan, we had sold 66,777,311 shares in this offering for gross offering proceeds of $664.3 million and incurred selling commissions and dealer manager fees of $59.1 million and organization and other offering costs of $14.1 million in this offering.
In addition, from inception through December 31, 2013, we had incurred $1.0 million of offering costs related to the Follow-on Offering. Pursuant to the advisory agreement, our advisor would be obligated to reimburse us to the extent offering costs incurred by us in the Follow-on Offering exceed 15% of the gross offering proceeds of the offering. As of December 31, 2013, we had not yet commenced the Follow-on Offering and as such, we recorded $1.0 million as deferred financing costs, prepaid expenses and other assets on our consolidated balance sheet as of December 31, 2013. Through December 31, 2013, our dealer manager had incurred approximately $21,000 in offering expenses related to the Follow-on Offering. We may not reimburse our dealer manager for these expenses to the extent that total organization and offering expenses incurred by us exceed 15% of the aggregate gross proceeds from the Follow-on Offering. As we have not yet commenced the Follow-on Offering, we have not recorded any reimbursements to our dealer manager related to the Follow-on Offering.
Funds from Operations and Modified Funds from Operations
We believe that FFO is a beneficial indicator of the performance of an equity REIT. We compute FFO in accordance with the current NAREIT definition. FFO represents net income, excluding gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), impairment losses on real estate assets, depreciation and amortization of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. We believe FFO facilitates comparisons of operating performance between periods and among other REITs. However, our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting policies (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and provides a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Changes in accounting rules have resulted in a substantial increase in the number of non-operating and non-cash items included in the calculation of FFO. Items such as acquisition fees and expenses, which had previously been capitalized prior to 2009, are currently expensed and accounted for as operating expenses. As a result, our management also uses modified funds from operations (“MFFO”) as an indicator of our ongoing performance as well as our dividend sustainability. MFFO excludes from FFO: acquisition fees and expenses; adjustments related to contingent purchase price obligations; amounts relating to straight-line rents and amortization of above and below market intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; amortization of closing costs relating to debt investments; impairments of real estate-related investments; mark-to-market adjustments included in net income; and gains or losses included in net income for the extinguishment or sale of debt or hedges. We compute MFFO in accordance with the definition of MFFO included in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010. Our computation of MFFO may not be comparable to other REITs that do not compute MFFO in accordance with the current IPA definition or that interpret the current IPA definition differently than we do.
We believe that MFFO is helpful as a measure of ongoing operating performance because it excludes costs that management considers more reflective of investing activities and other non-operating items included in FFO.  Management believes that excluding acquisition costs from MFFO provides investors with supplemental performance information that is consistent with management’s analysis of the operating performance of the portfolio over time, including periods after our acquisition stage.  MFFO also excludes non-cash items such as straight-line rental revenue.  Additionally, we believe that MFFO provides investors with supplemental performance information that is consistent with the performance indicators and analysis used by management, in addition to net income and cash flows from operating activities as defined by GAAP, to evaluate the sustainability of our operating performance.  MFFO provides comparability in evaluating the operating performance of our portfolio with other non-traded REITs which typically have limited lives with short and defined acquisition periods and targeted exit strategies.  MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes. However, MFFO has limitations as a performance measure during the offering stage for non-traded REITs where the price of a share of common stock is a stated value and the net asset value is not established during the offering stage and for a period thereafter.  As a result, MFFO should not be used as a metric to determine or evaluate the net asset value.
FFO and MFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO and MFFO include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization and the other items described above. Accordingly, FFO and MFFO should not be considered as alternatives to net income as an indicator of our current and historical operating performance. In addition, FFO and MFFO do not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an indication of our liquidity. We believe FFO and MFFO, in addition to net income and cash flows from operating activities as defined by GAAP, are meaningful supplemental performance measures.
Although MFFO includes other adjustments, the exclusion of straight-line rent, the amortization of above- and below-market leases and acquisition fees and expenses are the most significant adjustments for the periods presented.  We have excluded these items based on the following economic considerations:

•
Adjustments for straight-line rent.  These are adjustments to rental revenue as required by GAAP to recognize contractual lease payments on a straight-line basis over the life of the respective lease.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the current economic impact of our in-place leases, while also providing investors with a useful supplemental metric that addresses core operating performance by removing rent we hope to receive in a future period or rent that was received in a prior period; and

•
Amortization of above- and below-market leases.  Similar to depreciation and amortization of real estate assets and lease related costs that are excluded from FFO, GAAP implicitly assumes that the value of intangible lease assets and liabilities diminishes predictably over time and requires that these charges be recognized currently in revenue.  Since market lease rates in the aggregate have historically risen or fallen with local market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the realized economics of the real estate;

•
Acquisition fees and expenses.  Acquisition fees and expenses related to the acquisition of real estate are expensed.  Although these amounts reduce net income, we exclude them from MFFO to more appropriately present the ongoing operating performance of our real estate investments on a comparative basis.  Additionally, acquisition costs have been funded from the proceeds from this offering and debt financings and not from our operations.  We believe this exclusion is useful to investors as it allows investors to more accurately evaluate the sustainability of our operating performance.

Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table, along with our calculation of MFFO, for the years ended December 31, 2013, 2012 and 2011, respectively (in thousands). No conclusions or comparisons should be made from the presentation of these periods.

	For the Years Ended December 31,
	2013	2012	2011
Net loss	(21,637)	$(7,682)	$(2,440)
Depreciation of real estate assets	11,445	4,150	387
Amortization of lease-related costs	23,935	9,715	713
FFO	$13,743	$6,183	$(1,340)
Straight-line rent and amortization of above- and below-market leases	(7,054)	(2,664)	(280)
Amortization of discounts and closing costs	24	22	2
Real estate acquisition fees to affiliate	9,423	2,296	836
Real estate acquisition fees and expenses	5,677	1,069	432
MFFO	$21,813	$6,906	$(350)
FFO and MFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO and MFFO, such as tenant improvements, building improvements and deferred leasing costs. We expect FFO and MFFO to improve as we continue to acquire additional real estate investments.
Distributions
Until we have fully invested the proceeds of our public offerings, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities or FFO, in which case distributions may be paid in whole or in part from debt financing. Distributions declared, distributions paid and cash flow from operating activities were as follows during 2013 (in thousands, except per share amounts):

	Distributions Declared (1)	Distributions Declared Per Share (1) (2)	Distributions Paid (3)			Cash Flow From Operating Activities	Sources of Distributions Paid
Period			Cash	Reinvested	Total		Amount Paid from Cash Flows From Operating Activities/Percentage of Distributions Paid		Amount Paid from Borrowings/Percentage of Distributions Paid
First Quarter 2013	$4,761	$0.160	$2,427	$2,056	$4,483	$1,498	$1,498	/ 33%	$2,985	/ 67%
Second Quarter 2013	5,934	0.162	2,951	2,602	5,553	4,173	4,173	/ 75%	1,380	/ 25%
Third Quarter 2013	7,688	0.164	3,769	3,301	7,070	11,350	7,070	/ 100%	—	/ 0%
Fourth Quarter 2013	9,926	0.164	4,626	4,455	9,081	3,143	7,423	/ 82%	1,658	/ 18%
	$28,309	$0.650	$13,773	$12,414	$26,187	$20,164	$20,164	/ 77%	$6,023	/ 23%
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(1) Distributions for the period from January 1, 2013 through December 31, 2013 were based on daily record dates and were calculated at a rate of $0.00178082 per share per day.
(2) Assumes share was issued and outstanding each day during the periods presented.
(3)Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid on or about the first business day of the following month.
For the year ended December 31, 2013, we paid aggregate distributions of $26.2 million, including $13.8 million of distributions paid in cash and $12.4 million of distributions reinvested through our dividend reinvestment plan. Our net loss for the year ended December 31, 2013 was $21.6 million. FFO for the year ended December 31, 2013 was $13.7 million and cash flows provided by operations was $20.2 million. See the reconciliation of FFO to net loss above. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $20.2 million of cash flow from operating activities and $6.0 million of debt financing. For purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments.
From inception through December 31, 2013, we paid cumulative distributions of $39.4 million and our cumulative net loss during the same period was $31.8 million. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flow from operating activities and FFO (except with respect to distributions related to sales of our assets and distributions related to the repayment of principal under real estate-related investments). During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities. Further, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including those discussed under “Risk Factors” in the prospectus, in supplement no. 22 and in this supplement. Those factors include: our ability to continue to raise capital to make additional investments; the future operating performance of our current and future real estate investments in the existing real estate and financial environment; our advisor’s ability to identify investments that are suitable to execute our investment objectives; the success and economic viability of our tenants; the ability of our borrowers and their sponsors to continue to make their debt service payments and/or to repay their loans upon maturity; our ability to refinance existing indebtedness at comparable terms; changes in interest rates on any variable rate debt obligations we incur; and the level of participation in our dividend reinvestment plan. In the event our FFO and/or cash flow from operating activities decrease in the future, the level of our distributions may also decrease.  In addition, future distributions declared and paid may exceed FFO and/or cash flow from operating activities.
Critical Accounting Policies
Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Revenue Recognition
Real Estate
We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured and record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or by us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
We make estimates of the collectability of our tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. We specifically analyze accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

Real Estate Loans Receivable
Interest income on our real estate loan receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and origination or acquisition costs, as well as acquisition premiums or discounts, are capitalized and amortized over the term of the loan as an adjustment to interest income. We will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until the cash is received, or the loan returns to accrual status. We will resume the accrual of interest if we determine the collection of interest according to the contractual terms of the loan is probable.
Real Estate Securities
We will recognize interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the interest method.
We will recognize interest income on real estate securities that are beneficial interests in securitized financial assets that are rated below “AA” using the effective yield method, which requires us to periodically project estimated cash flows related to these securities and recognize interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the security’s estimated cash flows and amortized cost basis, or reference amount. Changes in the estimated cash flows are recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities requires significant judgment, which may have a significant impact on the timing of revenue recognized on these investments. As of December 31, 2013, we had not made any investments in real estate securities.
Cash and Cash Equivalents
We recognize interest income on our cash and cash equivalents as it is earned and classify such amounts as other interest income.
Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods
Real Estate Acquisition Valuation
We record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
We assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

We record above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.
Impairment of Real Estate and Related Intangible Assets and Liabilities
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.
Real Estate Loan Receivable
Our real estate loan receivable is recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan.
The reserve for loan losses is a valuation allowance that reflects our estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is adjusted through “Provision for loan losses” in our consolidated statements of operations and is decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include a portfolio-based component and an asset-specific component.
An asset-specific reserve relates to reserves for losses on loans considered impaired. We consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. We also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of our loan in satisfaction of the loan. A reserve is established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.

A portfolio-based reserve covers the pool of loans that do not have asset-specific reserves. A provision for loan losses is recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will incur a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans are derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, we assign estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, our willingness and ability to step in as owner in the event of default, and other pertinent factors.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ significantly from estimated amounts.
Derivative Instruments
We enter into derivative instruments for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our variable rate notes payable. We record these derivative instruments at fair value on the accompanying consolidated balance sheets. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments on the accompanying consolidated statements of operations.
We formally document all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. We also assess and document, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When we determine that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, we discontinue hedge accounting prospectively and reclassify amounts recorded in accumulated other comprehensive income (loss) to earnings.
The termination of a cash flow hedge prior to the maturity date may result in a net derivative instrument gain or loss that continues to be reported in accumulated other comprehensive income (loss) and is reclassified into earnings over the period of the original forecasted hedged transaction (i.e., LIBOR based debt service payments) unless it is probable that the original forecasted hedged transaction will not occur by the end of the originally specified time period (as documented at the inception of the hedging relationship) or within an additional two-month period of time thereafter. If it is probable that the hedged forecasted transaction will not occur either by the end of the originally specified time period or within the additional two-month period of time, that derivative instrument gain or loss reported in accumulated other comprehensive income (loss) shall be reclassified into earnings immediately.
Fair Value Measurements
Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other non-financial and financial assets and liabilities at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

When available, we utilize quoted market prices from independent third-party sources to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Income Taxes
We have elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on income that we distribute as dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT.
Experts
The consolidated financial statements of KBS Real Estate Investment Trust III, Inc. as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and the accompanying financial statement schedule, appearing in this supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
KBS Real Estate Investment Trust III, Inc.

We have audited the accompanying consolidated balance sheets of KBS Real Estate Investment Trust III, Inc. (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule in Item 15(a), Schedule III-Real Estate Assets and Accumulated Depreciation and Amortization. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KBS Real Estate Investment Trust III, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP

Irvine, California
March 7, 2014

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012

Assets
Real estate:
Land	$177,308	$32,384
Buildings and improvements	970,492	246,258
Tenant origination and absorption costs	128,937	40,418
Total real estate, cost	1,276,737	319,060
Less accumulated depreciation and amortization	(46,608)	(14,090)
Total real estate, net	1,230,129	304,970
Real estate loan receivable, net	17,190	13,691
Cash and cash equivalents	33,189	23,518
Rents and other receivables, net	8,655	3,545
Above-market leases, net	7,607	881
Deferred financing costs, prepaid expenses and other assets	14,624	2,779
Total assets	$1,311,394	$349,384
Liabilities and stockholders’ equity
Notes payable	$730,690	$119,800
Accounts payable and accrued liabilities	24,783	8,054
Due to affiliates	57	16
Distributions payable	3,587	1,465
Below-market leases, net	27,330	5,152
Other liabilities	9,716	2,872
Total liabilities	796,163	137,359
Commitments and contingencies (Note 14)
Redeemable common stock	12,414	4,804
Stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value; 1,000,000,000 shares authorized, 66,430,888 and 27,148,131 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	664	271
Additional paid-in capital	574,762	231,792
Accumulated other comprehensive income	2,179	—
Cumulative distributions and net losses	(74,788)	(24,842)
Total stockholders’ equity	502,817	207,221
Total liabilities and stockholders’ equity	$1,311,394	$349,384
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2013	2012	2011
Revenues:
Rental income	$61,253	$21,155	$1,426
Tenant reimbursements	16,612	5,122	691
Interest income from real estate loan receivable	1,082	889	395
Other operating income	1,476	117	—
Total revenues	80,423	27,283	2,512
Expenses:
Operating, maintenance, and management	20,870	5,922	421
Real estate taxes and insurance	14,134	4,567	314
Asset management fees to affiliate	4,653	1,732	178
Real estate acquisition fees to affiliates	9,423	2,296	836
Real estate acquisition fees and expenses	5,677	1,069	432
General and administrative expenses	2,234	1,974	1,386
Depreciation and amortization	35,380	13,865	1,100
Interest expense	9,751	3,568	300
Total expenses	102,122	34,993	4,967
Other income:
Other interest income	62	28	15
Net loss	$(21,637)	$(7,682)	$(2,440)
Net loss per common share, basic and diluted	$(0.50)	$(0.40)	$(0.66)
Weighted-average number of common shares outstanding, basic and diluted	43,547,227	19,253,338	3,724,745
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Net loss	$(21,637)	$(7,682)	$(2,440)
Other comprehensive income:
Unrealized gains on derivative instruments	2,179	—	—
Total other comprehensive income	2,179	—	—
Total comprehensive loss	$(19,458)	$(7,682)	$(2,440)

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in thousands)

			Additional Paid-in Capital	Cumulative Distributions and Net Losses	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Common Stock
	Shares	Amounts
Balance, December 31, 2010	20,000	$1	$199	$—	$—	$200
Issuance of common stock	10,448,043	104	103,926	—	—	104,030
Transfers to redeemable common stock	—	—	(740)	—	—	(740)
Distributions declared	—	—	—	(2,195)	—	(2,195)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(9,434)	—	—	(9,434)
Other offering costs	—	—	(5,150)	—	—	(5,150)
Net loss	—	—	—	(2,440)	—	(2,440)
Balance, December 31, 2011	10,468,043	$105	$88,801	$(4,635)	$—	$84,271
Issuance of common stock	16,755,000	167	166,690	—	—	166,857
Transfers to redeemable common stock	—	—	(4,501)	—	—	(4,501)
Redemptions of common stock	(74,912)	(1)	(739)	—	—	(740)
Distributions declared	—	—	—	(12,525)	—	(12,525)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(14,972)	—	—	(14,972)
Other offering costs	—	—	(3,487)	—		(3,487)
Net loss	—	—	—	(7,682)	—	(7,682)
Balance, December 31, 2012	27,148,131	$271	$231,792	$(24,842)	$—	$207,221
Net loss	—	—	—	(21,637)	—	(21,637)
Other comprehensive income	—	—	—	—	2,179	2,179
Issuance of common stock	39,574,268	396	393,009	—	—	393,405
Transfers to redeemable common stock	—	—	(7,172)	—	—	(7,172)
Redemptions of common stock	(291,511)	(3)	(2,780)	—	—	(2,783)
Distributions declared	—	—	—	(28,309)	—	(28,309)
Commissions on stock sales and related dealer manager fees to affiliate	—	—	(34,663)	—	—	(34,663)
Other offering costs	—	—	(5,424)	—	—	(5,424)
Balance, December 31, 2013	66,430,888	$664	$574,762	$(74,788)	$2,179	$502,817
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities:
Net loss	$(21,637)	$(7,682)	$(2,440)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,380	13,865	1,100
Noncash interest income on real estate-related investment	24	22	2
Deferred rents	(5,154)	(2,281)	(279)
Allowance for doubtful accounts	158	—	—
Amortization of above- and below-market leases, net	(1,900)	(383)	(1)
Amortization of deferred financing costs	1,227	881	71
Changes in operating assets and liabilities:
Rents and other receivables	(103)	(878)	(104)
Deferred financing costs, prepaid expenses and other assets	(3,244)	(1,495)	(315)
Accounts payable and accrued liabilities	8,852	4,006	1,857
Other liabilities	6,561	1,602	833
Net cash provided by operating activities	20,164	7,657	724
Cash Flows from Investing Activities:
Acquisitions of real estate	(926,222)	(228,308)	(83,087)
Improvements to real estate	(8,865)	(1,712)	(128)
Investment in real estate loan receivable	—	—	(10,312)
Advances on real estate loan receivable	(3,594)	(3,403)	—
Principal repayments on real estate loan receivable	71	—	—
Net cash used in investing activities	(938,610)	(233,423)	(93,527)
Cash Flows from Financing Activities:
Proceeds from notes payable	649,090	180,250	42,250
Payments on notes payable	(38,200)	(102,700)	—
Payments of deferred financing costs	(6,266)	(1,544)	(312)
Proceeds from issuance of common stock	380,991	161,616	103,290
Payments to redeem common stock	(2,783)	(740)	—
Payments of commissions on stock sales and related dealer manager fees	(34,663)	(14,972)	(9,434)
Payments of other offering costs	(6,279)	(3,453)	(5,090)
Distributions paid to common stockholders	(13,773)	(6,352)	(922)
Net cash provided by financing activities	928,117	212,105	129,782
Net increase (decrease) in cash and cash equivalents	9,671	(13,661)	36,979
Cash and cash equivalents, beginning of period	23,518	37,179	200
Cash and cash equivalents, end of period	$33,189	$23,518	$37,179
Supplemental Disclosure of Cash Flow Information:
Interest paid	$7,538	$2,539	$138
Supplemental Disclosure of Noncash Transactions:
Distributions paid to common stockholders through common stock issuances pursuant to the dividend reinvestment plan	$12,414	$5,241	$740
Increase in other offering costs payable	$99	$47	$60
Increase in distributions payable	$2,122	$932	$533
Increase in redeemable common stock payable	$—	$437	$—
Increase in capital expenses payable	$1,655	$1,974	$16
Liabilities assumed in connection with real estate acquisition	$6,101	$—	$—
Increase in lease commissions and lease incentive payable	$60	$123	$—
See accompanying notes to consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

1.	ORGANIZATION
KBS Real Estate Investment Trust III, Inc. (the “Company”) was formed on December 22, 2009 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2011. Substantially all of the Company’s business is expected to be conducted through KBS Limited Partnership III (the “Operating Partnership”), a Delaware limited partnership. The Company is the sole general partner of and owns a 0.1% partnership interest in the Operating Partnership. KBS REIT Holdings III LLC (“REIT Holdings III”), the limited partner of the Operating Partnership, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. The Company is the sole member and manager of REIT Holdings III.
Subject to certain restrictions and limitations, the business of the Company is externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, pursuant to an advisory agreement the Company entered into with the Advisor (the “Advisory Agreement”). On January 26, 2010, the Company issued 20,000 shares of its common stock to the Advisor at a purchase price of $10.00 per share. As of December 31, 2013, the Advisor owned 20,000 shares of the Company’s common stock.
The Company intends to invest in a diverse portfolio of real estate investments. The primary types of properties the Company expects to invest in include office, industrial and retail properties located throughout the United States. All such real estate assets may be acquired directly by the Company or the Operating Partnership, though the Company may invest in other entities that make similar investments. The Company expects its primary investment focus to be core properties. The Company also currently expects to allocate between 0 and 20% of its portfolio to real estate-related investments such as mortgage loans. As of December 31, 2013, the Company owned 12 office properties and one first mortgage loan secured by a deed of trust.
On February 4, 2010, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a minimum of 250,000 shares and a maximum of 280,000,000 shares of common stock for sale to the public (the “Offering”), of which 80,000,000 shares are being offered pursuant to the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on October 26, 2010, and the Company retained KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Company, to serve as the dealer manager of the Offering pursuant to a dealer manager agreement, as amended and restated (the “Dealer Manager Agreement”). As described above, the Company intends to use substantially all of the net proceeds from the Offering to invest in a diverse portfolio of real estate investments.
On March 24, 2011, the Company broke escrow in the Offering and through December 31, 2013, the Company had sold 66,777,311 shares of common stock for gross offering proceeds of $664.3 million, including 1,936,250 shares of common stock under its dividend reinvestment plan for gross offering proceeds of $18.4 million. The Company has extended the closing date of its primary initial public offering until the earlier of the sale of all 200,000,000 shares, April 24, 2014 or the date the registration statement relating to the Company’s proposed follow-on public offering (the “Follow-on Offering”) is declared effective by the SEC.
As of December 31, 2013, the Company had redeemed 366,423 shares sold in the Offering for $3.5 million.
On February 14, 2013, the Company filed a registration statement on Form S-11 with the SEC to register the Follow-on Offering. Pursuant to the Follow-on Offering registration statement, the Company proposes to register up to $2,000,000,000 of shares of common stock for sale to the public in the primary Follow-on Offering. The Company also expects to register up to $760,000,000 of shares of common stock pursuant to the Company’s dividend reinvestment plan in the Follow-on Offering.
The Company can give no assurance that it will commence or complete the Follow-on Offering. Its offering stage will depend on a number of considerations, including the composition of its portfolio and opportunities in the market for real estate investments. The Company will continue to monitor these factors and may adjust the termination date of its offering stage as necessary should these factors change.
The Company plans to continue to offer shares under its dividend reinvestment plan beyond the termination of the offering stage for its primary offering until it has sold 80,000,000 shares through the reinvestment of distributions.
The Company may terminate either offering at any time.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.
The consolidated financial statements include the accounts of the Company, REIT Holdings III, the Operating Partnership and their direct and indirect wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements and the notes thereto in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.
Revenue Recognition
Real Estate
The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that the tenant can take in the form of cash or a credit against its rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:
•whether the lease stipulates how a tenant improvement allowance may be spent;
•whether the amount of a tenant improvement allowance is in excess of market rates;
•whether the tenant or landlord retains legal title to the improvements at the end of the lease term;
•whether the tenant improvements are unique to the tenant or general-purpose in nature; and
•whether the tenant improvements are expected to have any residual value at the end of the lease.
The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent receivable, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rent receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Real Estate Loans Receivable
Interest income on the Company’s real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and origination or acquisition costs, as well as acquisition premiums or discounts, are capitalized and amortized over the term of the loan as an adjustment to interest income. The Company will place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, the Company will reverse the accrual for unpaid interest and generally will not recognize subsequent interest income until the cash is received, or the loan returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest according to the contractual terms of the loan is probable.
Real Estate Securities
The Company will recognize interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the interest method.
The Company will recognize interest income on real estate securities that are beneficial interests in securitized financial assets that are rated below “AA” using the effective yield method, which requires the Company to periodically project estimated cash flows related to these securities and recognize interest income at an interest rate equivalent to the estimated yield on the security, as calculated using the security’s estimated cash flows and amortized cost basis, or reference amount. Changes in the estimated cash flows are recognized through an adjustment to the yield on the security on a prospective basis. Projecting cash flows for these types of securities requires significant judgment, which may have a significant impact on the timing of revenue recognized on these investments. As of December 31, 2013, the Company had made no investment in real estate securities.
Cash and Cash Equivalents
The Company recognizes interest income on its cash and cash equivalents as it is earned and classifies such amounts as other interest income.
Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building improvements	10-25 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related leases, including below-market renewal periods

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Real Estate Acquisition Valuation
The Company records the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date.
The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.
The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income.
Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. The Company did not record any impairment loss on its real estate and related intangible assets and liabilities during the years ended December 31, 2013, 2012 and 2011.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Real Estate Loan Receivable
The Company’s real estate loan receivable is recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan.
As of December 31, 2013, there was no loan loss reserve and the Company did not record any impairment losses related to its real estate loan receivable during the years ended December 31, 2013, 2012 and 2011. However, in the future, the Company may experience losses from its investments in loans receivable requiring the Company to record loan loss reserves. Realized losses on individual loans could be material and significantly exceed any recorded reserves.
The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is adjusted through “Provision for loan losses” on the Company’s consolidated statements of operations and is decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses may include a portfolio-based component and an asset-specific component.
An asset-specific reserve relates to reserves for losses on loans considered impaired. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company also considers a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve is established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
A portfolio-based reserve covers the pool of loans that do not have asset-specific reserves. A provision for loan losses is recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will incur a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans are derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, the Company’s management assigns estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, the Company’s willingness and ability to step in as owner in the event of default, and other pertinent factors.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of the Company’s real estate loans held for investment. Actual losses, if any, could differ significantly from estimated amounts.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short term investments. Cash and cash equivalents are stated at cost, which approximates fair value. There are no restrictions on the use of the Company’s cash and cash equivalents as of December 31, 2013.
The Company’s cash and cash equivalents balance exceeds federally insurable limits as of December 31, 2013. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Derivative Instruments
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate notes payable. The Company records these derivative instruments at fair value on the accompanying consolidated balance sheets. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as gain or loss on derivative instruments in the accompanying consolidated statements of operations.
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. The Company also assesses and documents, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When the Company determines that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, the Company discontinues hedge accounting prospectively and reclassifies amounts recorded to accumulated other comprehensive income (loss) to earnings.
Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing. These costs are amortized over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.
Fair Value Measurements
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets and liabilities at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

When available, the Company utilizes quoted market prices from independent third-party sources to determine fair value and classifies such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines the market for a financial instrument owned by the Company to be illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Dividend Reinvestment Plan
The Company has adopted a dividend reinvestment plan (the “DRP”) pursuant to which common stockholders may elect to have all or a portion of their dividends and other distributions reinvested in additional shares of the Company’s common stock in lieu of receiving cash distributions. The initial purchase price per share under the DRP is $9.50. Once the Company establishes an estimated value per share that is not based on the price to acquire a share in its primary offering or follow-on public offerings, shares issued pursuant to the dividend reinvestment plan will be priced at the estimated value per share of the Company’s common stock, as updated by the Advisor or another firm chosen for that purpose. The Company expects to establish an estimated value per share that is not based on the price to acquire a share in its primary offering or follow-on public offerings after the completion of its offering stage. The Company will consider its offering stage complete when it is no longer publicly offering equity securities – whether through the Offering or follow-on public offerings – and has not done so for up to 18 months. The Company currently expects to update the estimated value per share every 12 to 18 months thereafter. For purposes of determining when its offering stage is complete, the Company does not consider a public equity offering to include offerings on behalf of selling stockholders or offerings related to a DRP, employee benefit plan or the redemption of interests in its Operating Partnership. No selling commissions or dealer manager fees will be paid on shares sold under the DRP. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ notice to participants.
On March 5, 2014, the Company’s board of directors approved an amendment to the DRP. See Note 15, “Subsequent Events - Dividend Reinvestment Plan.”

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Redeemable Common Stock
The Company’s board of directors has adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances.
There are several limitations on the Company’s ability to redeem shares under the share redemption program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program document), the Company may not redeem shares unless the stockholder has held the shares for one year.

•
During any calendar year, the share redemption program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year.

•	During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•
The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program document), the prices at which the Company will initially redeem shares are as follows:

•	For those shares held by the redeeming stockholder for at least one year, the lower of $9.25 or 92.5% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least two years, the lower of $9.50 or 95.0% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least three years, the lower of $9.75 or 97.5% of the price paid to acquire the shares from the Company; and

•	For those shares held by the redeeming stockholder for at least four years, the lower of $10.00 or 100% of the price paid to acquire the shares from the Company.
For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to the Company’s DRP will be deemed to have been acquired on the same date as the initial share to which the DRP shares relate. The date of the share’s original issuance by the Company is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.
Notwithstanding the above, the redemption price for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption plan document) will initially be the amount paid to acquire the shares from the Company.
The Company’s board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to the Company’s stockholders. The Company may provide this notice by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to its stockholders.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

The Company records amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets because the shares are mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. The maximum amount redeemable under the Company’s share redemption program is limited to the number of shares the Company could purchase with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. However, because the amounts that can be redeemed in future periods are determinable and only contingent on an event that is likely to occur (e.g., the passage of time), the Company presents the net proceeds from the current year dividend reinvestment plan as redeemable common stock in the accompanying consolidated balance sheets.
The Company classifies financial instruments that represent a mandatory obligation of the Company to redeem shares as liabilities. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to redeem shares under the share redemption program, it will reclassify such obligations from temporary equity to a liability based upon their respective settlement values.
The Company limits the dollar value of shares that may be redeemed under the program as described above. During the year ended December 31, 2013, the Company fulfilled all redemption requests eligible for redemption under the share redemption program and received in good order, redeeming $2.8 million of shares of common stock. Effective January 1, 2014, this limitation was reset, and based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2013, the Company has $12.4 million available for redemption in 2014.
On March 5, 2014, the Company’s board of directors approved an amendment and restatement of the share redemption program (the “Third Amended Share Redemption Program”). See Note 15, “Subsequent Events - Share Redemption Program.”
Related Party Transactions
The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and/or the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and entitle the Advisor to specified fees upon the provision of certain services with regard to the investment of funds in real estate investments, the management of those investments, among other services, and the disposition of investments, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, such as expenses related to the Offering and dividend reinvestment plan, and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Company has also entered into a fee reimbursement agreement (the “AIP Reimbursement Agreement”) with the Dealer Manager pursuant to which the Company agreed to reimburse the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of the Company’s investors serviced through the platform. The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.
On January 6, 2014, the Company, together with KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc., KBS Strategic Opportunity REIT II, Inc., the Dealer Manager, the Advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the plan, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

In connection with the Company’s initial public offering, its sponsors agreed to provide additional indemnification to one of the participating broker-dealers. The Company agreed to add supplemental coverage to its directors’ and officers’ insurance coverage to insure its sponsors’ obligations under this indemnification agreement in exchange for reimbursement to the Company by the sponsors for all costs, expenses and premiums related to this supplemental coverage, which does not dilute the directors and officers liability insurance coverage for the KBS-affiliated entities.
During the years ended December 31, 2013, 2012 and 2011, no other transactions occurred between the Company and KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.
The Company records all related party fees as incurred, subject to any limitations described in the Advisory Agreement, the Dealer Manager Agreement or the AIP Reimbursement Agreement. See Note 10, “Related Party Transactions.”
Selling Commissions and Dealer Manager Fees
The Company pays the Dealer Manager up to 6.5% and 3.0% of the gross offering proceeds from the primary initial public offering as selling commissions and dealer manager fees, respectively. A reduced sales commission and dealer manager fee is paid with respect to certain volume discount sales. No sales commission or dealer manager fee is paid with respect to shares issued through the dividend reinvestment plan. The Dealer Manager reallows 100% of sales commissions earned to participating broker-dealers. The Dealer Manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee and, in special cases, the Dealer Manager may increase the reallowance.
Organization and Offering Costs
Organization and offering costs (other than selling commissions and dealer manager fees) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company or may be paid directly by the Company. These offering costs include all expenses incurred or to be incurred by the Company in connection with the Offering or the Follow-on Offering, as the case may be. Organization costs include all expenses incurred by the Company in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company.
The Company reimburses the Advisor for organization and offering costs up to an amount that, when combined with selling commissions, dealer manager fees and all other amounts spent by the Company on organization and offering expenses, does not exceed 15% of the gross proceeds of the Company’s primary initial public offering and the offering under its dividend reinvestment plan as of the date of reimbursement. At the termination of the primary initial public offering and at the termination of the offering pursuant to the dividend reinvestment plan, the Advisor has agreed to reimburse the Company to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by the Company exceed 15% of the gross offering proceeds of the respective offering. In addition, at the end of the primary initial public offering and again at the end of the offering pursuant to the dividend reinvestment plan, the Advisor has agreed to reimburse the Company to the extent that organization and offering expenses, excluding underwriting compensation (which includes selling commissions, dealer manager fees and any other items viewed as underwriting compensation by the Financial Industry Regulatory Authority) exceed 2% of the gross proceeds the Company raised in the respective offering.
The Company directly pays or reimburses the Dealer Manager for underwriting compensation as discussed in the prospectus for the Offering, provided that within 30 days after the end of the month in which the primary initial public offering terminates, the Dealer Manager must reimburse the Company to the extent that the Company’s reimbursements cause total underwriting compensation for the primary initial public offering to exceed 10% of the gross offering proceeds from such offering. The Company also pays directly or reimburses the Dealer Manager for bona fide invoiced due diligence expenses of broker-dealers. However, no reimbursements made by the Company to the Dealer Manager may cause total organization and offering expenses incurred by the Company (including selling commissions, dealer manager fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from the Company’s primary initial public offering and the offering pursuant to its dividend reinvestment plan as of the date of reimbursement.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

As of December 31, 2013, the Company’s selling commissions, dealer manager fees, and organization and other offering costs did not exceed 15% of the gross offering proceeds of the Offering. Through December 31, 2013, including shares issued through the Company’s dividend reinvestment plan, the Company had sold 66,777,311 shares in the Offering for gross offering proceeds of $664.3 million and recorded selling commissions and dealer manager fees of $59.1 million and other offering costs of $14.1 million.  Organization costs are expensed as incurred and offering costs, which include selling commissions, dealer manager fees and other offering-related costs, are charged as incurred as a reduction to stockholders’ equity.
In addition, from inception through December 31, 2013, the Company had incurred $1.0 million of offering costs related to the Follow-on Offering. Pursuant to the Advisory Agreement, the Advisor would be obligated to reimburse the Company to the extent offering costs incurred by the Company in the Follow-on Offering exceed 15% of the gross offering proceeds of the Follow-on Offering. As of December 31, 2013, the Company had not yet commenced the Follow-on Offering and as such, the Company recorded $1.0 million as deferred financing costs, prepaid expenses and other assets on the Company’s consolidated balance sheet as of December 31, 2013. Through December 31, 2013, the Dealer Manager had incurred approximately $21,000 in offering expenses related to the Follow-on Offering. The Company may not reimburse the Dealer Manager for these expenses to the extent that total organization and offering expenses incurred by the Company exceed 15% of the aggregate gross proceeds from the Follow-on Offering. As the Company has not yet commenced the Follow-on Offering, the Company has not recorded any reimbursements to the Dealer Manager related to the Follow-on Offering.
Acquisition and Origination Fees
The Company pays the Advisor an acquisition fee equal to 1.0% of the cost of investments acquired, including acquisition expenses and any debt attributable to such investments. With respect to investments in and originations of loans, the Company pays an origination fee equal to 1.0% of the amount to be funded by the Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any expenses related to such investments and any debt the Company uses to fund the acquisition or origination of these loans. The Company does not pay an acquisition fee with respect to investments in loans.
Asset Management Fee
With respect to investments in real estate, the Company pays the Advisor a monthly asset management fee equal to one-twelfth of 0.75% of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property. This amount includes any portion of the investment that was debt financed and is inclusive of acquisition expenses related thereto (but excludes acquisition fees paid or payable to the Advisor). In the case of investments made through joint ventures, the asset management fee will be determined based on the Company’s proportionate share of the underlying investment.
With respect to investments in loans and any investments other than real estate, the Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment (which amount includes any portion of the investment that was debt financed and is inclusive of acquisition or origination expenses related thereto but is exclusive of acquisition or origination fees paid or payable to the Advisor) and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition or origination expenses related to the acquisition or funding of such investment (but excluding acquisition or origination fees paid or payable to the Advisor), as of the time of calculation.
Disposition Fee
For substantial assistance in connection with the sale of properties or other investments, the Company pays the Advisor or one of its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, that if, in connection with such disposition, commissions are paid to third parties unaffiliated with the Advisor or one of its affiliates, the fee paid to the Advisor or one of its affiliates may not exceed the commissions paid to such unaffiliated third parties, and provided further that the disposition fees paid to the Advisor or one of its affiliates and unaffiliated third parties may not exceed 6.0% of the contract sales price. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such property.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Income Taxes
The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to stockholders (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT.
The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries has been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluations were performed for the tax years ended December 31, 2013, 2012 and 2011. As of December 31, 2013, the returns for calendar years 2012 and 2011 remain subject to examination by major tax jurisdictions.
Per Share Data
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2013, 2012 and 2011, respectively.
Distributions declared per common share were $0.650, $0.650 and $0.340 during the years ended December 31, 2013, 2012 and 2011, respectively. Distributions declared per common share assumes each share was issued and outstanding each day from June 24, 2011 through December 31, 2013. For each day that was a record date for distributions during the period from June 24, 2011 through December 31, 2013, distributions were calculated at a rate of $0.00178082 per share per day. Each day during the periods from June 24, 2011 through February 28, 2012 and March 1, 2012 through December 31, 2013 was a record date for distributions.
Segments
The Company’s segments are based on the Company’s method of internal reporting, which classifies its operations by investment type: real estate and real estate-related. For financial data by segment, see Note 11, “Segment Information.”
Square Footage, Occupancy and Other Measures
Square footage, number of acres, occupancy and other measures used to describe real estate investments included in these Notes to Consolidated Financial Statements are presented on an unaudited basis.
Recently Issued Accounting Standards Update
In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU No. 2013-02”). ASU No. 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is also required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by respective line items of net income only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about these amounts, such as when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. ASU No. 2013-02 is effective for reporting periods beginning after December 31, 2012. The adoption of ASU No. 2013-02 did not have a material impact on the Company’s consolidated financial statements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

3.	RECENT ACQUISITIONS OF REAL ESTATE
During the year ended December 31, 2013, the Company acquired the following properties (in thousands):

						Intangibles
Property Name	City	State	Acquisition Date	Land	Building and Improvements	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities	Total Purchase Price
RBC Plaza	Minneapolis	MN	01/31/2013	$16,951	$92,366	$16,825	$31	$(2,151)	$124,022
One Washingtonian Center	Gaithersburg	MD	06/19/2013	14,400	62,118	12,217	26	(4,702)	84,059
Preston Commons	Dallas	TX	06/19/2013	17,188	84,249	12,081	—	(4,433)	109,085
Sterling Plaza	Dallas	TX	06/19/2013	6,800	62,041	6,251	41	(1,742)	73,391
201 Spear Street	San Francisco	CA	12/03/2013	40,279	81,189	4,752	88	(5,741)	120,567
500 West Madison	Chicago	IL	12/16/2013	49,306	332,525	38,137	6,936	(5,705)	421,199
				$144,924	$714,488	$90,263	$7,122	$(24,474)	$932,323
The intangible assets and liabilities acquired in connection with these acquisitions have weighted-average amortization periods as of the date of acquisition as follows (in years):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
RBC Plaza	7.9	2.2	8.2
One Washingtonian Center	9.4	4.2	10.0
Preston Commons	6.1	—	6.1
Sterling Plaza	4.6	3.0	6.0
201 Spear Street	3.3	3.0	3.0
500 West Madison	6.5	6.1	8.3
The Company recorded each real estate acquisition as a business combination and expensed $15.1 million of acquisition costs. For the year ended December 31, 2013, the Company recognized $37.6 million of total revenues and $24.4 million of operating expenses from these properties.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

4.	REAL ESTATE
As of December 31, 2013, the Company’s real estate portfolio was composed of 12 office properties encompassing in the aggregate approximately 5.0 million rentable square feet. As of December 31, 2013, the Company’s real estate portfolio was collectively 91% occupied. The following table summarizes the Company’s investments in real estate as of December 31, 2013 (in thousands):

Property	Date Acquired	City	State	Property Type	Total Real Estate at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net
Domain Gateway	09/29/2011	Austin	TX	Office	$47,373	$(4,931)	$42,442
Las Cimas IV	10/28/2011	Austin	TX	Office	35,809	(4,564)	31,245
Town Center	03/27/2012	Plano	TX	Office	119,352	(11,559)	107,793
McEwen Building	04/30/2012	Franklin	TN	Office	40,327	(3,615)	36,712
Gateway Tech Center	05/09/2012	Salt Lake City	UT	Office	30,040	(3,177)	26,863
Tower on Lake Carolyn	12/21/2012	Irving	TX	Office	48,829	(3,360)	45,469
RBC Plaza	01/31/2013	Minneapolis	MN	Office	127,689	(6,205)	121,484
One Washingtonian Center	06/19/2013	Gaithersburg	MD	Office	88,874	(2,427)	86,447
Preston Commons	06/19/2013	Dallas	TX	Office	115,564	(3,221)	112,343
Sterling Plaza	06/19/2013	Dallas	TX	Office	76,332	(2,430)	73,902
201 Spear Street	12/03/2013	San Francisco	CA	Office	126,580	(202)	126,378
500 West Madison	12/16/2013	Chicago	IL	Office	419,968	(917)	419,051
					$1,276,737	$(46,608)	$1,230,129
As of December 31, 2013, the following property represented more than 10% of the Company’s total assets:

Property	Location	Rentable Square Feet	Total Real Estate, Net (in thousands)	Percentage of Total Assets	Annualized Base Rent (in thousands) (1)	Average Annualized Base Rent per sq. ft.	Occupancy
500 West Madison	Chicago, IL	1,457,724	$419,051	32.0%	$34,194	$25.21	93.0%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2013, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
Operating Leases
The Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2013, the leases had remaining terms, excluding options to extend, of up to 12.9 years with a weighted-average remaining term of 5.1 years. Some of the leases have provisions to extend the term of the leases, options for early termination for all or a part of the leased premises after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from the tenant in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective lease and the creditworthiness of the tenant, but generally is not a significant amount. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $4.7 million and $1.7 million as of December 31, 2013 and 2012, respectively.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

During the years ended December 31, 2013, 2012 and 2011, the Company recognized deferred rent from tenants of $5.2 million, $2.3 million and $0.3 million, respectively. As of December 31, 2013 and 2012, the cumulative deferred rent balance, including an unamortized lease incentive receivable balance, was $8.1 million and $2.6 million, respectively, and is included in rents and other receivables on the accompanying balance sheets.
As of December 31, 2013, the future minimum rental income from the Company’s properties under its non-cancelable operating leases was as follows (in thousands):

2014	$105,119
2015	100,512
2016	91,930
2017	76,660
2018	63,306
Thereafter	155,625
$593,152
As of December 31, 2013, the Company had approximately 420 tenants over a diverse range of industries and geographic areas. The Company’s highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent
Finance	90	$27,858	24.5%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2013, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
As of December 31, 2013, no other tenant industries accounted for more than 10% of annualized base rent and no tenant accounted for more than 10% of the annualized base rent. No material tenant credit issues have been identified at this time.
Geographic Concentration Risk
As of December 31, 2013, the Company’s net investments in real estate in Illinois and Texas represented 32% and 31% of the Company’s total assets, respectively.  As a result, the geographic concentration of the Company’s portfolio makes it particularly susceptible to adverse economic developments in the Illinois and Texas real estate markets.  Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

5.	TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS AND BELOW-MARKET LEASE LIABILITIES
As of December 31, 2013 and 2012, the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities (excluding fully amortized assets and liabilities and accumulated amortization) were as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Cost	$128,937	$40,418	$8,022	$1,025	$(30,041)	$(5,659)
Accumulated Amortization	(18,638)	(6,268)	(415)	(144)	2,711	507
Net Amount	$110,299	$34,150	$7,607	$881	$(27,330)	$(5,152)
Increases (decreases) in net income as a result of amortization of the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities for the years ended December 31, 2013, 2012 and 2011 were as follows (in thousands):

	Tenant Origination and Absorption Costs			Above-Market Lease Assets			Below-Market Lease Liabilities
	For the Years Ended December 31,			For the Years Ended December 31,			For the Years Ended December 31,
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Amortization	(14,114)	$(6,424)	$(508)	$(396)	$(136)	$(9)	$2,296	$519	$10
The remaining unamortized balance for these outstanding intangible assets and liabilities as of December 31, 2013 is estimated to be amortized for the years ending December 31 as follows (in thousands):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
2014	$(23,913)	$(1,656)	$5,930
2015	(20,621)	(1,503)	5,069
2016	(17,691)	(1,387)	4,265
2017	(13,644)	(1,200)	2,760
2018	(10,719)	(717)	2,425
Thereafter	(23,711)	(1,144)	6,881
	$(110,299)	$(7,607)	$27,330
Weighted-Average Remaining Amortization Period	6.2 years	5.9 years	6.5 years

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

6.	REAL ESTATE LOAN RECEIVABLE
As of December 31, 2013 and 2012, the Company, through an indirect wholly owned subsidiary, had originated one real estate loan receivable as follows (dollars in thousands):

Loan Name Location of Related Property or Collateral	Date Originated	Property Type	Loan Type	Outstanding Principal Balance as of December 31, 2013 (1)	Book Value as of December 31, 2013 (2)	Book Value as of December 31, 2012 (2)	Contractual Interest Rate (3)	Annualized Effective Interest Rate (3)	Maturity Date
Aberdeen First Mortgage Origination
Dallas, Texas	06/24/2011	Office	Mortgage	$17,123	$17,190	$13,691	7.5%	7.5%	07/01/2016
_____________________
(1) Outstanding principal balance as of December 31, 2013 represents original principal balance outstanding under the loan, increased for any subsequent fundings and reduced for any principal paydowns.
(2) Book value represents outstanding principal balance, adjusted for unamortized origination fees and direct origination and acquisition costs.
(3) Contractual interest rate is the stated interest rate on the face of the loan. Annualized effective interest rate is calculated as the actual interest income recognized in 2013, using the interest method, divided by the average amortized cost basis of the investment. The contractual interest rate and annualized effective interest rate presented are as of December 31, 2013.
The following summarizes the activity related to the real estate loan receivable for the year ended December 31, 2013 (in thousands):

Real estate loan receivable - December 31, 2012	$13,691
Advances on real estate loan receivable	3,594
Principal repayments received on real estate loan receivable	(71)
Amortization of closing costs and origination fees on originated real estate loan receivable	(24)
Real estate loan receivable - December 31, 2013	$17,190

For the years ended December 31, 2013, 2012 and 2011, interest income from the real estate loan receivable consisted of the following (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Contractual interest income	$1,106	$911	$397
Amortization of closing costs and origination fees	(24)	(22)	(2)
Interest income from real estate loan receivable	$1,082	$889	$395
As of December 31, 2013, the borrower under the Aberdeen First Mortgage Loan was current on its payments. As of December 31, 2012, interest receivable from the real estate loan receivable was $0.1 million and was included in rents and other receivables.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

7.	NOTES PAYABLE
As of December 31, 2013 and 2012, the Company’s notes payable consisted of the following (dollars in thousands):

	Principal as of December 31, 2013	Principal as of December 31, 2012	Contractual Interest Rate as of December 31, 2013(1)	Effective Interest Rate as of December 31, 2013 (1)	Payment Type	Maturity Date (2)
Town Center Mortgage Loan	$75,000	$56,600	One-month LIBOR + 1.85%	2.9%	Interest Only	03/27/2018
Portfolio Loan (3)	170,000	63,200	One-month LIBOR + 1.85% to 2.75%	2.0%	Interest Only	02/01/2016
RBC Plaza Mortgage Loan (4)	68,730	—	One-month LIBOR + 1.80%	2.6%	Interest Only	02/01/2017
National Office Portfolio Mortgage Loan (5)	161,960	—	One-month LIBOR + 1.50%	2.8%	Interest Only	07/01/2017
500 West Madison Mortgage Loan (6)	255,000	—	One-month LIBOR + 1.65%	1.8%	Interest Only	12/16/2018
Total Notes Payable	$730,690	$119,800
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2013. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2013 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable), using interest rate indices as of December 31, 2013, where applicable. For further information regarding the Company's derivative instruments, see Note 8, “Derivative Instruments.”
(2) Represents the maturity date as of December 31, 2013; subject to certain conditions, the maturity dates of certain loans may be extended beyond the dates shown.
(3) The Portfolio Loan is secured by Domain Gateway, Las Cimas IV, the McEwen Building, Gateway Tech Center, the Tower on Lake Carolyn and 201 Spear Street. The face amount of the Portfolio Loan is $200.0 million, of which $80.0 million is term debt and $120.0 million is revolving debt. As of December 31, 2013, the outstanding balance under the loan was $170.0 million and was composed of $80.0 million of term debt and $90.0 million of revolving debt. As of December 31, 2013, an additional $19.7 million of revolving debt remained available for immediate future disbursements, subject to certain conditions set forth in the loan agreement. The remaining $10.3 million of revolving debt is available for future disbursements upon us meeting certain financial coverage ratios and subject to certain conditions set forth in the loan agreement.
(4) As of December 31, 2013, $68.7 million had been disbursed to the Company and $7.2 million remained available for future disbursements, subject to certain conditions set forth in the loan agreement.
(5) The National Office Portfolio Mortgage Loan is secured by One Washingtonian Center, Preston Commons and Sterling Plaza. As of December 31, 2013, $162.0 million had been disbursed to the Company and $8.8 million remained available for future disbursements, subject to certain conditions set forth in the loan agreement.
(6) The 500 West Madison Mortgage Loan consists of $215.0 million of term debt, $20.0 million of non-revolving debt (the “First Non-Revolver Tranche”) and another $20.0 million of non-revolving debt (the “Second Non-Revolver Tranche”). At closing, the entire $255.0 million of the 500 West Madison Mortgage Loan was funded. The Company is obligated to pay down and have $20.0 million of availability under the First Non-Revolver Tranche by December 16, 2015 to be used for tenant improvements and leasing commissions, subject to certain terms and conditions contained in the loan documents. Following the repayment of the $20.0 million principal balance outstanding under the First Non-Revolver Tranche, the Company has the right to repay an additional amount of up to $20.0 million of the outstanding principal balance under the Second Non-Revolver Tranche.
As of December 31, 2013 and 2012, the Company’s deferred financing costs were $5.9 million and $0.9 million, respectively, net of amortization, and are included in deferred financing costs, prepaid expenses and other assets on the accompanying consolidated balance sheets.
During the years ended December 31, 2013, 2012 and 2011, the Company incurred $9.8 million, $3.6 million and $0.3 million of interest expense, respectively. As of December 31, 2013 and 2012, $1.2 million and $0.2 million of interest expense were payable. Included in interest expense for the years ended December 31, 2013, 2012 and 2011, were $1.2 million, $0.9 million and $0.1 million of amortization of deferred financing costs, respectively. Included in interest expense for the year ended December 31, 2013 was $1.8 million of interest incurred as a result of the Company's interest rate swap agreements.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

The following is a schedule of maturities for all notes payable outstanding as of December 31, 2013 (in thousands):

2014	$—
2015	20,000
2016	170,000
2017	230,690
2018	310,000
Thereafter	—
$730,690
The Company’s notes payable contain financial debt covenants. As of December 31, 2013, the Company was in compliance with these debt covenants.

8.	DERIVATIVE INSTRUMENTS
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into the derivatives for speculative purposes.
The Company enters into interest rate swaps as a fixed rate payer to mitigate its exposure to rising interest rates on its variable rate notes payable. The value of interest rate swaps is primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of the fixed rate payer position and decrease the value of the variable rate payer position. As the remaining life of the interest rate swap decreases, the value of both positions will generally move towards zero. All of the Company’s interest rate swaps are designated as cash flow hedges.
The following table summarizes the notional and fair value of the Company’s interest rate swaps designated as cash flow hedges as of December 31, 2013 and 2012. The notional value is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (dollars in thousands):

					Fair Value of Asset (Liability)	Fair Value of Asset (Liability)
Derivative Instruments	Effective Date	Maturity Date	Notional Value	Reference Rate	December 31, 2013	December 31, 2012
Interest Rate Swap	02/01/2013	02/01/2017	$68,730	One-month LIBOR/ Fixed at 0.79%	$25	$—
Interest Rate Swap	04/02/2013	03/27/2018	56,600	One-month LIBOR/ Fixed at 1.07%	631	—
Interest Rate Swap	05/01/2013	03/27/2018	18,400	One-month LIBOR/ Fixed at 0.86%	369	—
Interest Rate Swap (1)	07/01/2013	06/01/2018	148,000	One-month LIBOR/ Fixed at 1.41%	(721)	—
Interest Rate Swap (2)	03/03/2014	12/16/2018	215,000	One-month LIBOR/ Fixed at 1.51%	1,875	—
Total derivatives designated as hedging instruments			$506,730		$2,179	$—
_____________________
(1) The Company entered into an interest rate swap agreement with Bank of America, N.A., which effectively fixes the interest rate on a $148.0 million portion of the National Office Portfolio Mortgage Loan at 2.91% from July 1, 2013 through May 31, 2017, and which will fix the interest rate on $100.0 million at 2.91% from June 1, 2017 through May 31, 2018.
(2) The Company entered into an interest rate swap agreement with an unaffiliated lender, which effectively fixes the interest rate on $215.0 million of the 500 West Madison Mortgage Loan at 3.16% from March 3, 2014 through December 16, 2018.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Asset derivatives are recorded as deferred financing costs, prepaid expenses and other assets on the accompanying consolidated balance sheets, and liability derivatives are recorded as other liabilities on the accompanying consolidated balance sheets. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive loss and accompanying consolidated statements of stockholders’ equity. The Company recorded unrealized gains of $2.2 million on derivative instruments designated as cash flow hedges in accumulated other comprehensive income during the year ended December 31, 2013. Amounts in other comprehensive income will be reclassified into earnings in the periods in which earnings are affected by the hedged cash flows. As a result of utilizing derivative instruments designated as cash flow hedges to hedge its variable rate notes payable, the Company recognized an additional $1.8 million of interest expense related to the effective portion of cash flow hedges during the year ended December 31, 2013. The change in fair value of the ineffective portion is recognized directly in earnings. During the year ended December 31, 2013, there was no ineffective portion related to the change in fair value of the cash flow hedges. During the next 12 months, the Company expects to recognize additional interest expense related to derivative instruments designated as cash flow hedges. The present value of the additional interest expense expected to be recognized over the next 12 months totaled $5.0 million as of December 31, 2013 and was included in accumulated other comprehensive income.

9.	FAIR VALUE DISCLOSURES
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other financial instruments and balances at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
The fair value for certain financial instruments is derived using a combination of market quotes, pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of assets and liabilities for which it is practicable to estimate the fair value:
Cash and cash equivalents, rent and other receivables, and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.
Real estate loan receivable: The Company’s real estate loan receivable is presented in the accompanying consolidated balance sheets at its amortized cost net of recorded loan loss reserves and not at fair value. The fair value of the real estate loan receivable was estimated using an internal valuation model that considered the expected cash flows for the loan, underlying collateral value and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments is determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair values of interest rate swaps are estimated using the market standard methodology of netting the discounted fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of interest rates (forward curves) derived from observable market interest rate curves. In addition, credit valuation adjustments, which consider the impact of any credit risks to the contracts, are incorporated in the fair values to account for potential nonperformance risk.
Notes payable: The fair values of the Company’s notes payable are estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of a liability in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.
The following were the face values, carrying amounts and fair values of the Company’s real estate loan receivable and notes payable as of December 31, 2013 and 2012, which carrying amounts generally do not approximate the fair values (in thousands):

	December 31, 2013			December 31, 2012
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial assets:
Real estate loan receivable	$17,123	$17,190	$16,877	$13,599	$13,691	$13,563
Financial liabilities:
Notes payable	$730,690	$730,690	$726,162	$119,800	$119,800	$119,284
Disclosure of the fair values of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company’s estimate of value at a future date could be materially different.
During the year ended December 31, 2013, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Asset derivatives	$2,900	$—	$2,900	$—
Liability derivatives	(721)	—	(721)	—

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

10.	RELATED PARTY TRANSACTIONS
The Company has entered into the Advisory Agreement with the Advisor and the Dealer Manager Agreement with the Dealer Manager. These agreements entitle the Advisor and/or the Dealer Manager to specified fees upon the provision of certain services with regard to the Offering and entitle the Advisor to specified fees upon the provision of certain services with regard to the investment of funds in real estate investments, the management of those investments, among other services, and the disposition of investments, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, such as expenses related to the Offering and dividend reinvestment plan, and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. The Company has also entered into the AIP Reimbursement Agreement with the Dealer Manager pursuant to which the Company agreed to reimburse the Dealer Manager for certain fees and expenses it incurs for administering the Company’s participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of the Company’s investors serviced through the platform. The Advisor and Dealer Manager also serve as the advisor and dealer manager, respectively, for KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.
On January 6, 2014, the Company, together with KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc., KBS Strategic Opportunity REIT II, Inc., the Dealer Manager, the Advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the plan, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.
During the years ended December 31, 2013, 2012 and 2011, no other transactions occurred between the Company and KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., KBS Strategic Opportunity REIT, Inc., KBS Legacy Partners Apartment REIT, Inc. and KBS Strategic Opportunity REIT II, Inc.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the years ended December 31, 2013, 2012 and 2011, respectively, and any related amounts payable as of December 31, 2013 and 2012 (in thousands):

	Incurred Years Ended December 31,			Payable as of December 31,
	2013	2012	2011	2013	2012
Expensed
Reimbursement of operating expenses (1)	$137	$116	$314	$—	$—
Asset management fees	4,653	1,732	178	—	—
Real estate acquisition fees	9,423	2,296	836	—	—
Additional Paid-in Capital
Selling commissions	23,323	10,138	6,332	—	—
Dealer manager fees	11,340	4,834	3,102	—	—
Reimbursable other offering costs	2,726	1,516	4,904	57	16

Cumulative Distributions
Advance for distributions paid	—	—	820	—	—

Capitalized
Origination fees	—	—	239	—	—
	$51,602	$20,632	$16,725	$57	$16
_____________________
(1) The Advisor may seek reimbursement for certain employee costs under the Advisory Agreement. The Company has reimbursed the Advisor for the Company’s allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. These amounts totaled $131,000, $103,000 and $55,000 for the years ended December 31, 2013, 2012 and 2011, respectively, and were the only employee costs reimbursed under the Advisory Agreement through December 31, 2013. The Company will not reimburse for employee costs in connection with services for which the Advisor earns acquisition, origination or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits the Advisor or its affiliates may pay to the Company’s executive officers.
In connection with the Offering, the Company’s sponsors agreed to provide additional indemnification to one of the participating broker-dealers.  The Company agreed to add supplemental coverage to its directors’ and officers’ insurance coverage to insure the sponsors’ obligations under this indemnification agreement in exchange for reimbursement by the sponsors to the Company for all costs, expenses and premiums related to this supplemental coverage.  During the years ended December 31, 2013 and 2012, the Advisor incurred $19,000 and $73,000 for the costs of the supplemental coverage obtained by the Company, respectively.
Pursuant to the Advisory Agreement, the Advisor would be obligated to reimburse the Company to the extent organization and offering costs incurred by the Company in each of the Offering and the Follow-on Offering exceed 15% of the gross offering proceeds of the respective offering. As of December 31, 2013, organizational and offering costs in the Offering did not exceed 15% of the gross offering proceeds. From inception through December 31, 2013, the Company has incurred $1.0 million of offering costs related to the Follow-on Offering. As of December 31, 2013, the Company had not yet commenced the Follow-on Offering and as such, the Company recorded $1.0 million as deferred financing costs, prepaid expenses and other assets on its consolidated balance sheet as of December 31, 2013.  Through December 31, 2013, the Dealer Manager had incurred approximately $21,000 in offering expenses related to the Follow-on Offering. The Company may not reimburse the Dealer Manager for these expenses to the extent that total organization and offering expenses incurred by the Company exceed 15% of the aggregate gross proceeds from the Follow-on Offering. As the Company has not yet commenced the Follow-on Offering, the Company has not recorded any reimbursements to the Dealer Manager related to the Follow-on Offering.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

11.	SEGMENT INFORMATION
The Company presently operates in two reportable business segments based on its investment types: real estate and real estate-related. Under the real estate segment, the Company has invested in office properties. Under the real estate-related segment, the Company has originated a mortgage loan. All revenues earned from the Company’s two reporting segments were from external customers and there were no intersegment sales or transfers. The Company does not allocate corporate-level accounts to its reporting segments. Corporate-level accounts include corporate general and administrative expenses, non-operating interest income, non-operating interest expense and other corporate-level expenses. The accounting policies of the segments are consistent with those described in Note 2, “Summary of Significant Accounting Policies.”
The Company evaluates the performance of its segments based upon net operating income (“NOI”), which is a non-GAAP supplemental financial measure. The Company defines NOI for its real estate segment as operating revenues (rental income, tenant reimbursements and other operating income) less property and related expenses (property operating expenses, real estate taxes, insurance, asset management fees and provision for bad debt) less interest expense. The Company defines NOI for its real estate-related segment as interest income less loan servicing costs and asset management fees. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income and expenses, depreciation and amortization, real estate acquisition fees and expenses and corporate general and administrative expenses. The Company uses NOI to evaluate the operating performance of the Company’s real estate investments and to make decisions about resource allocations. The Company believes that net income is the GAAP measure that is most directly comparable to NOI; however, NOI should not be considered as an alternative to net income as the primary indicator of operating performance, as it excludes the items described above. Additionally, NOI as defined above may not be comparable to other REITs or companies as their definitions of NOI may differ from the Company’s definition.
The following table summarizes total revenues and NOI for each reportable segment for the years ended     December 31, 2013, 2012 and 2011 (in thousands):

	Years Ended December 31,
	2013	2012	2011
Revenues:
Real estate segment	$79,341	$26,394	$2,117
Real estate-related segment	1,082	889	395
Total segment revenues	$80,423	$27,283	$2,512

Interest Expense:
Real estate segment	$9,609	$3,465	$300
Real estate-related segment	—	—	—
Total segment interest expense	9,609	3,465	300
Corporate-level	142	103	—
Total interest expense	$9,751	$3,568	$300

NOI:
Real estate segment	$30,181	$10,795	$967
Real estate-related segment	976	802	332
Total NOI	$31,157	$11,597	$1,299

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

The following table summarizes total assets and total liabilities for each reportable segment as of December 31, 2013 and 2012 (in thousands):

	December 31,
	2013	2012
Assets:
Real estate segment	$1,273,231	$317,133
Real estate-related segment	17,339	13,811
Total segment assets	1,290,570	330,944
Corporate-level (1)	20,824	18,440
Total assets	$1,311,394	$349,384
Liabilities:
Real estate segment	$792,029	$135,082
Real estate-related segment	—	2
Total segment liabilities	792,029	135,084
Corporate-level (2)	4,134	2,275
Total liabilities	$796,163	$137,359
_____________________
(1) Total corporate-level assets consisted primarily of proceeds from the Offering being held in the form of cash and cash equivalents of approximately $19.8 million and $18.2 million as of December 31, 2013 and 2012, respectively.
(2) As of December 31, 2013 and 2012, corporate-level liabilities consisted primarily of distributions payable and accruals for general and administrative expenses.
The following table reconciles the Company’s net loss to its NOI for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Years Ended December 31,
	2013	2012	2011
Net loss	$(21,637)	$(7,682)	$(2,440)
Other interest income	(62)	(28)	(15)
Real estate acquisition fees to affiliates	9,423	2,296	836
Real estate acquisition fees and expenses	5,677	1,069	432
General and administrative expenses	2,234	1,974	1,386
Depreciation and amortization	35,380	13,865	1,100
Corporate-level interest expense	142	103	—
NOI	$31,157	$11,597	$1,299

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

12. UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2013 and 2012. The Company acquired six office properties during the year ended December 31, 2013, which were accounted for as business combinations. The following unaudited pro forma information for the years ended December 31, 2013 and 2012 has been prepared to give effect to the acquisitions of RBC Plaza, One Washingtonian Center, Preston Commons, Sterling Plaza, 201 Spear Street and 500 West Madison as if the acquisitions occurred on January 1, 2012. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred on this date, nor does it purport to predict the results of operations for future periods (in thousands, except share and per share amounts).

	For the Years Ended December 31,
	2013	2012
Revenues	$152,366	$129,121
Depreciation and amortization	$59,106	$46,299
Net loss	$(7,500)	$(11,362)
Net loss per common share, basic and diluted	$(0.11)	$(0.22)
Weighted-average number of common shares outstanding, basic and diluted	66,430,888	52,559,873
The unaudited pro forma information for the year ended December 31, 2013 was adjusted to exclude $15.1 million of acquisition fees and expenses related to the above properties incurred in 2013.

13.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2013 and 2012 (in thousands, except per share amounts):

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$13,666	$16,376	$23,475	$26,906
Net loss	$(2,376)	$(6,113)	$(1,785)	$(11,363)
Net loss per common share, basic and diluted	$(0.08)	$(0.17)	$(0.04)	$(0.19)
Distributions declared per common share (1)	$0.160	$0.162	$0.164	$0.164

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$2,840	$7,217	$8,300	$8,926
Net loss	$(2,133)	$(2,759)	$(1,354)	$(1,436)
Net loss per common share, basic and diluted	$(0.17)	$(0.16)	$(0.06)	$(0.06)
Distributions declared per common share (1)	$0.160	$0.162	$0.164	$0.164
__________________
(1) Distributions declared per common share assumes each share was issued and outstanding each day during the respective periods from January 1, 2012 through December 31, 2013. Each day during the periods from January 1, 2012 through February 28, 2012 and March 1, 2012 through December 31, 2013 was a record date for distributions. Distributions were calculated at the rate of $0.00178082 per share per day.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

14.	COMMITMENTS AND CONTINGENCIES
Economic Dependency
The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common and, if applicable, preferred stock available for issue; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that the Advisor and the Dealer Manager are unable to provide the respective services, the Company will be required to obtain such services from other sources.
Legal Matters
From time to time, the Company may be party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Compliance with existing environmental laws is not expected to have a material adverse effect on the Company’s financial condition and results of operations as of December 31, 2013.

15.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the consolidated financial statements are issued.
Status of the Offering
The Company commenced the Offering on October 26, 2010. As of March 3, 2014, the Company had sold 75,442,242 shares of common stock in the Offering for gross offering proceeds of $750.5 million, including 2,328,343 shares of common stock sold pursuant to its dividend reinvestment plan for gross offering proceeds of $22.1 million. Also as of March 3, 2014, the Company had redeemed 395,674 of the shares sold in the Offering for $3.8 million.
Distributions Paid
On January 2, 2014, the Company paid distributions of $3.6 million, which related to distributions declared for daily record dates for each day in the period from December 1, 2013 through December 31, 2013. On February 3, 2014, the Company paid distributions of $3.8 million, which related to distributions declared for daily record dates for each day in the period from January 1, 2014 through January 31, 2014. On March 3, 2013, the Company paid distributions of $3.6 million, which related to distributions declared for daily record dates for each day in the period from February 1, 2014 through February 28, 2014.
Distributions Declared
On January 23, 2014, the Company’s board of directors declared distributions based on daily record dates for the period from March 1, 2014 through March 31, 2014, which the Company expects to pay in April 2014. On March 5, 2014, the Company’s board of directors declared distributions based on daily record dates for the period from April 1, 2014 through April 30, 2014, which the Company expects to pay in May 2014, and distributions based on daily record dates for the period from May 1, 2014 through May 31, 2014, which the Company expects to pay in June 2014. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.
Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

Share Redemption Program
On March 5, 2014, the Company’s board of directors approved a third amended and restated share redemption program (the “Third Amended Share Redemption Program”). Below are the material terms of the Third Amended Share Redemption Program. Pursuant to the Third Amended Share Redemption Program, unless the Company’s shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the program), and until such time as the Company establishes an estimated value per share for a purpose other than to set the offering price to acquire a share in one of the Company’s primary public offerings, the prices at which the Company will initially redeem shares under the program are as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from the Company; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from the Company.
Notwithstanding the above, and unless the Company’s shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” once the Company establishes an estimated value per share of its common stock for a purpose other than to set the price to acquire a share in one of the Company’s primary public offerings, the redemption price at which the Company will redeem shares will be as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.
For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to the Company’s dividend reinvestment plan will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares relate. The date of the share’s original issuance by the Company is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.
The Company expects to establish an estimated value per share for a purpose other than to set the price to acquire a share in one of the Company’s primary public offerings no later than the completion of its offering stage. The Company will consider its offering stage complete when it is no longer publicly offering equity securities-whether through its ongoing initial public offering or subsequent follow-on public offerings-and has not done so for up to 18 months. The Company currently expects to update its the estimated value per share every 12 to 18 months thereafter. For purposes of determining when the Company’s offering stage is complete, the Company does not consider a public equity offering to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the Company’s Operating Partnership. The Company will report the estimated value per share of its common stock in a current report on Form 8-K or in its Annual or Quarterly Reports, all publicly filed with the SEC. The Company will also provide information about its estimated value per share on its web site (such information may be provided by means of a link to the Company’s public filings on the SEC’s web site, www.sec.gov).

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

There are several limitations on the Company’s ability to redeem shares under the Third Amended Share Redemption Program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” the Company may not redeem shares unless the stockholder has held the shares for one year.

•
During any calendar year, the Company may redeem only the number of shares that it could purchase with the amount of net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year. Notwithstanding anything contained in the Third Amended Share Redemption Program to the contrary, the Company may increase or decrease the funding available for the redemption of shares pursuant to program upon ten business days’ notice to its stockholders. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its Annual or Quarterly Reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to its stockholders.

•	During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year.

•
The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For a stockholder’s shares to be eligible for redemption in a given month, the administrator must receive a written redemption request from the stockholder or from an authorized representative of the stockholder setting forth the number of shares requested to be redeemed at least five business days before the redemption date. If the Company cannot repurchase all shares presented for redemption in any month because of the limitations on redemptions set forth in the Third Amended Share Redemption Program, then the Company will honor redemption requests on a pro rata basis, except that if a pro rata redemption would result in a stockholder owning less than the minimum purchase requirement described in a currently effective, or the most recently effective, registration statement of the Company, as such registration statement has been amended or supplemented, then the Company would redeem all of such stockholder’s shares.
If the Company does not completely satisfy a redemption request on a redemption date because the program administrator did not receive the request in time; because of the limitations on redemptions set forth in the Third Amended Share Redemption Program or because of a suspension of the Third Amended Share Redemption Program, then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next redemption date funds are available for redemption, unless the redemption request is withdrawn. Any stockholder can withdraw a redemption request by sending written notice to the program administrator, provided such notice is received at least five business days before the redemption date.
In several respects the Company would treat redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” differently from other redemptions:

•	there is no one-year holding requirement;

•
until the Company establishes an estimated value per share for a purpose other than to set the price to acquire a share in one of its primary public offerings, which the Company expects to occur no later than the completion of its offering stage, the redemption price is the amount paid to acquire the shares from the Company; and

•
once the Company has established an estimated value per share for a purpose other than to set the price to acquire a share in one of its primary public offerings, the redemption price would be the estimated value of the shares as of the redemption date, as determined by the Company’s advisor or another firm chosen for that purpose.

The Company’s board may amend, suspend or terminate the Third Amended Share Redemption Program upon 30 days’ notice to its stockholders, provided that the Company may increase or decrease the funding available for the redemption of shares pursuant to the Third Amended Share Redemption Program upon 10 business days’ notice. The restrictions of the Company’s Third Amended Share Redemption Program will severely limit the Company’s stockholders’ ability to sell their shares should they require liquidity and will limit the Company’s stockholders’ ability to recover the value they invested in the Company’s common stock.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

There were no other changes to the Company’s share redemption program. The Third Amended Share Redemption Program will become effective for redemptions under the program on April 6, 2014. The complete program document is filed as an exhibit to this Annual Report on Form 10-K and is available at the SEC’s website at http://www.sec.gov.
Dividend Reinvestment Plan
On March 5, 2014, the Company’s board of directors approved a third amended and restated dividend reinvestment plan (the “Third Amended Dividend Reinvestment Plan”). Below are the material terms of the Third Amended Dividend Reinvestment Plan. Pursuant to the Third Amended Dividend Reinvestment Plan, common stockholders may elect to have all or a portion of their dividends and other distributions, exclusive of dividends and other distributions that the Company’s board of directors designates as ineligible for reinvestment through the plan, reinvested in additional shares of the Company’s common stock in lieu of receiving cash distributions. The number of shares of the Company’s common stock authorized for issuance under the Third Amended Dividend Reinvestment Plan is (i) up to 80,000,000 shares of the Company’s common stock at an initial offering price of $9.50 in the Company’s initial public offering and (ii) up to $760,000,000 of shares of the Company’s common stock in its Follow-On Offering.
Until the Company establishes an estimated value per share of its common stock for a purpose other than to set the price to acquire a share of the Company’s common stock in one of its public offerings, participants in the dividend reinvestment plan will acquire the Company’s common stock at a price per share equal to 95% of the price to acquire a share of the Company’s common stock in the primary offering of its then-effective public offering (ignoring any discounts that may be available to certain categories of investors). Once the Company establishes an estimated value per share of its common stock for a purpose other than to set the price to acquire a share in one of its public offerings, participants in the dividend reinvestment plan will acquire the Company’s common stock at a price equal to 95% of the estimated value of the Company’s common stock, as estimated by the Advisor or other firm chosen by the Company’s board of directors for that purpose. The Company expects to establish an estimated value per share of its common stock for a purpose other than to set the price to acquire a share in one of its public offerings no later than the completion of its offering stage. The Company’s offering stage will be complete when it is no longer publicly offering equity securities - whether through its initial public offering or follow-on public offerings - and has not done so for up to 18 months. For the purpose of determining when the Company’s offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in KBS Limited Partnership III, the Company’s operating partnership. Participants in the dividend reinvestment plan may purchase fractional shares so that 100% of the distributions will be used to acquire shares. However, a participant will not be able to acquire shares under the dividend reinvestment plan to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.
There were no other changes to the Company’s dividend reinvestment plan. The Third Amended Dividend Reinvestment Plan will become effective March 17, 2014. The complete plan document is filed as an exhibit to this Annual Report on Form 10-K and is available at the SEC’s website at http://www.sec.gov.
Advisory Agreement Amendment
On March 5, 2014, the Company and the Advisor entered into an amendment to the advisory agreement between the parties. Pursuant to the amendment, with respect to asset management fees accruing from March 1, 2014, the Advisor defers, without interest, the Company’s obligation to pay asset management fees for any month in which the Company’s modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010 and interpreted by the Company, excluding asset management fees, does not exceed the amount of distributions declared by the Company for record dates of that month. The Company remains obligated to pay the Advisor an asset management fee in any month in which the Company's MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus will also be deferred under the amendment. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will be applied to pay any asset management fee amounts previously deferred in accordance with this amendment.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2013

However, notwithstanding the foregoing, any and all deferred asset management fees that are unpaid will become immediately due and payable at such time as the Company's stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) an 8.0% per year cumulative, noncompounded return on such net invested capital (the “Stockholders’ 8% Return”) and (ii) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company's share redemption program. The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company's stockholders to have received any minimum return in order for the Advisor to receive deferred asset management fees.
Investment and Financing Subsequent to December 31, 2013
Acquisition of 222 Main
On February 27, 2014, the Company, through an indirect wholly owned subsidiary (the “222 Main Owner”), acquired from 222 S. Main Investments LLC an office property containing 426,657 rentable square feet located on approximately 1.6 acres of land in Salt Lake City, Utah (“222 Main”). The seller is not affiliated with the Company or the Advisor.
The purchase price of 222 Main was $170.5 million plus closing costs. The Company funded the acquisition of 222 Main with proceeds from the 222 Main Mortgage Loan (discussed below), proceeds from the Company’s ongoing initial public offering and proceeds from the sale of real estate. The Company has yet to allocate the purchase price of the property to the fair value of the tangible assets and identifiable intangible assets and liabilities.
At acquisition, 222 Main was 85% leased to 16 tenants.
222 Main Mortgage Loan
On February 27, 2014, in connection with the Company’s acquisition of 222 Main, the Company, through the 222 Main Owner entered into a seven-year mortgage loan with Metropolitan Life Insurance Company, an unaffiliated lender, for borrowings of $102.7 million secured by 222 Main (the “222 Main Mortgage Loan”). The 222 Main Mortgage Loan matures on March 1, 2021 and bears interest at a fixed rate of 3.97%. Monthly payments are initially interest-only. Beginning April 1, 2016, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years for the balance of the loan term, with the remaining principal balance, all accrued and unpaid interest and any other amounts due at maturity. The 222 Main Owner has the right to repay the loan in whole, but not in part, on or after September 1, 2017 subject to certain conditions and possible fees as described in the loan documents.
KBS REIT Properties III, LLC (“REIT Properties III”), the Company’s wholly owned subsidiary, is providing a limited guaranty of the 222 Main Mortgage Loan with respect to certain potential fees, costs, expenses, losses or damages incurred or suffered by the lender as a result of certain intentional actions committed by the 222 Main Owner in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the 222 Main Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the 222 Main Owner, certain direct or indirect transfers or financings of 222 Main in violation of the loan documents and the violation of certain other terms of the loan documents by the 222 Main Owner.
Disposition of Property Subsequent to December 31, 2013
Las Cimas IV
On October 28, 2011, the Company, through an indirect wholly owned subsidiary, acquired a five-story office building containing 138,008 rentable square feet located on 9.7 acres of land in Austin, Texas (“Las Cimas IV”). The purchase price (net of closing credits) of Las Cimas IV was $35.7 million plus closing costs. On February 19, 2014, the Company sold Las Cimas IV for $43.2 million, resulting in a gain of approximately $10.9 million, calculated in accordance with GAAP, which includes reductions to the net book value of the property due to historical depreciation and amortization expense. The purchaser is not affiliated with the Company or the Advisor.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION
December 31, 2013
(in thousands)

				Initial Cost to Company				Gross Amount at which Carried at Close of Period
Description	Location	Ownership Percent	Encumbrances	Land	Building and Improvements(1)	Total	Cost Capitalized Subsequent to Acquisition (2)	Land	Building and Improvements (1)	Total (3)	Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired
Domain Gateway	Austin, TX	100%	$(4)	$2,850	$44,523	$47,373	$—	$2,850	$44,523	$47,373	$(4,931)	2009	09/29/2011
Las Cimas IV	Austin, TX	100%	(4)	4,650	31,262	35,912	(103)	4,650	31,159	35,809	(4,564)	2008	10/28/2011
Town Center	Plano, TX	100%	75,000	7,428	108,547	115,975	3,377	7,428	111,924	119,352	(11,559)	2001/2002/2006	03/27/2012
McEwen Building	Franklin, TN	100%	(4)	5,600	34,704	40,304	23	5,600	34,727	40,327	(3,615)	2009	04/30/2012
Gateway Tech Center	Salt Lake City, UT	100%	(4)	9,800	20,051	29,851	189	9,800	20,240	30,040	(3,177)	1909	05/09/2012
Tower on Lake Carolyn	Irving, TX	100%	(4)	2,056	44,579	46,635	2,194	2,056	46,773	48,829	(3,360)	1988	12/21/2012
RBC Plaza	Minneapolis, MN	100%	68,730	16,951	109,191	126,142	1,547	16,951	110,738	127,689	(6,205)	1991	01/31/2013
One Washingtonian Center	Gaithersburg, MD	100%	(5)	14,400	74,335	88,735	139	14,400	74,474	88,874	(2,427)	1990	06/19/2013
Preston Commons	Dallas, TX	100%	(5)	17,188	96,330	113,518	2,046	17,188	98,376	115,564	(3,221)	1958/1986	06/19/2013
Sterling Plaza	Dallas, TX	100%	(5)	6,800	68,292	75,092	1,240	6,800	69,532	76,332	(2,430)	1984	06/19/2013
201 Spear Street	San Francisco, CA	100%	(4)	40,279	85,941	126,220	360	40,279	86,301	126,580	(202)	1984	12/03/2013
500 West Madison	Chicago, IL	100%	255,000	49,306	370,662	419,968	—	49,306	370,662	419,968	(917)	1987	12/16/2013
		TOTAL		$177,308	$1,088,417	$1,265,725	$11,012	$177,308	$1,099,429	$1,276,737	$(46,608)
____________________
(1) Building and improvements includes tenant origination and absorption costs.
(2) Costs capitalized subsequent to acquisition is net of write-offs of fully depreciated/amortized assets.
(3) The aggregate cost of real estate for federal income tax purposes was $1.3 billion as of December 31, 2013.
(4) As of December 31, 2013, these properties served as the security for the Portfolio Loan, which had an outstanding principal balance of $170.0 million as of December 31, 2013.
(5) As of December 31, 2013, these properties served as the security for the National Office Portfolio Mortgage Loan, which had an outstanding principal balance of $162.0 million as of December 31, 2013.

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION (CONTINUED)
December 31, 2013
(in thousands)

	2013	2012	2011
Real Estate:
Balance at the beginning of the year	$319,060	$83,429	$—
Acquisitions	949,675	232,765	83,285
Improvements	10,520	3,686	144
Write off of fully depreciated and fully amortized assets	(2,518)	(820)	—
Balance at the end of the year	$1,276,737	$319,060	$83,429
Accumulated depreciation and amortization:
Balance at the beginning of the year	(14,090)	$(1,100)	$—
Depreciation and amortization expense	(35,036)	(13,810)	(1,100)
Write off of fully depreciated and fully amortized assets	2,518	820	—
Balance at the end of the year	$(46,608)	$(14,090)	$(1,100)

Appendix A

FORM OF
THIRD AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN
Adopted March 5, 2014
KBS Real Estate Investment Trust III, Inc., a Maryland corporation (the “Company”), has adopted a Third Amended and Restated Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.
1.Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is (i) up to 80,000,000 shares of Common Stock at an initial offering price of $9.50 in the Company’s initial public offering and (ii) up to $760,000,000 of shares of Common Stock in the Company’s follow-on public offering.
2.Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.
3.Dividend Reinvestment. Exclusive of dividends and other distributions that the Company’s board of directors designates as ineligible for reinvestment through this DRP, the Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. To the extent required by state securities laws, such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.
4.Procedures for Participation. Qualifying stockholders may elect to become Participants by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the Company, the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and, to the extent required by state securities laws, make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription agreement, enrollment form or other Company approved authorization form. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid upon the terms as authorized and declared by the Company’s board of directors.
5.Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock for a purpose other than to set the price to acquire a share of Common Stock in one of the Company’s public offerings, Participants will acquire Common Stock at a price per share equal to 95% of the price to acquire a share of Common Stock in the primary offering of the Company’s then-effective public offering (ignoring any discounts that may be available to certain categories of investors). Once the Company establishes an estimated value per share of Common Stock for a purpose other than to set the price to acquire a share in one of the Company’s public offerings, Participants will acquire Common Stock at a price equal to 95% of the estimated value of the Company’s Common Stock, as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. The Company expects to establish an estimated value per share of Common Stock for a purpose other than to set the price to acquire a share in one of the Company’s public offerings no later than the completion of the Company’s offering stage. The Company’s offering stage will be complete when the Company is no longer publicly offering equity securities – whether through its initial public offering or follow-on public offerings – and has not done so for up to 18 months. For the purpose of determining when the Company’s offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in KBS Limited Partnership III, the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.

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6.Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.
7.Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.
8.Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.
9.Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.
10.Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least four business days prior to the last business day of the month to which the Distribution relates. Notwithstanding the preceding sentence, if the Company publicly announces in a filing with the Securities and Exchange Commission a new offering price of its Common Stock under the DRP, then a Participant shall have no less than two business days after the date of such announcement to notify the Company in writing of Participant’s termination of participation in the DRP and Participant’s termination will be effective for the next date shares are purchased under the DRP. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.
11.Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to Participants.
12.Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.
13.Governing Law. The DRP shall be governed by the laws of the State of Maryland.

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